UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

Trunkbow International Holdings Limited

(Exact name of registrant as specified in its charter)

Nevada	26-3552213
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit 1217-1218, 12F of Tower B, Gemdale Plaza,
No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China	100022
(Address of principal executive offices)	(Zip Code)

+86 10 85712518

(Registrant’s telephone number, including area code:)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.001 per share

(Title of class)

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐      Accelerated Filer ☐      Non-Accelerated Filer ☐      Smaller Reporting Company ☒

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.     Business.

Prior to the share exchange transaction described below (the “Share Exchange”), we were a “shell” company with nominal assets organized under the name Bay Peak 5 Acquisition Corp. (“BP5”).  We were incorporated in the State of Nevada on September 3, 2004 as a wholly owned subsidiary of Visitalk Capital Corporation (“VCC”). We were formed as part of the implementation of the Chapter 11 reorganization plan (the “Visitalk Plan”) of visitalk.com, Inc. (“Visitalk.com”), a former provider of VOIP services. The Visitalk Plan was deemed effective by the Bankruptcy Court on September 17, 2004 (the “Effective Date”). On September 22, 2004, Visitalk.com was merged into VCC, which was authorized as the reorganized debtor under the Visitalk Plan.

On July 28, 2008, pursuant to Stock Purchase Agreements (“SPAs”), we sold 5,971,898 shares of common stock to two parties unaffiliated with us (the “Purchasing Shareholders”) for a total payment of $51,000, or approximately $.008 per share (the “Change of Control Transactions”). On August 29, 2008, the SPAs were approved by our shareholders at a special shareholders’ meeting and all the closing conditions of the SPAs were met. After the Change of Control Transactions, including the impact of a related master settlement agreement, these newly issued shares represented 85.5% ownership of us. One of the parties, Bay Peak, LLC (“Bay Peak”), had contacts with various companies and individuals in Asia, in particular China. Cory Roberts, the managing member of Bay Peak, was appointed to our Board of Directors and elected President in conjunction with the Change of Control Transactions.  On August 28, 2008, shareholders authorized adopting the name of Bay Peak 5 Acquisition Corp.  Also on August 28, 2008, shareholders ratified a one-for-seven reverse stock split (the “First Reverse Split”), which was implemented on January 6, 2010 and in January 2010, authorized a further reverse split of 4.14 for 1, which was implemented on January 27, 2010 (the “Second Reverse Split”).

In February 2010 we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Trunkbow International Holdings Limited, a company organized under the laws of the British Virgin Islands (“Trunkbow”), the shareholders of Trunkbow (the “Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of Trunkbow (the “Trunkbow Shares”), and Bay Peak, our former principal shareholder.  Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to us all of the Trunkbow Shares in exchange for the issuance of 19,562,888 (the “Shares”) shares of our common stock (the “Share Exchange”).  As a result of the Share Exchange, Trunkbow became our wholly-owned subsidiary.  After giving effect to the Share Exchange, the sale of common stock in the February 2010 Offering (defined below) and the BP5 Warrant Financing referred to below (i) existing shareholders of Trunkbow owned approximately 60.25% of our outstanding Common Stock, (ii) purchasers of Common Stock in the February 2010 Offering owned approximately 26.01% of our outstanding Common Stock (including 7.7% owned by VeriFone, Inc.), (iii) the holders of BP5 Warrants owned approximately 8.54% of our outstanding Common Stock  and (iv) the pre-existing shareholders of BP5 owned approximately 5.2% of the our outstanding Common Stock.

Concurrent with the Share Exchange, (i) we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale of an aggregate of 8,447,575 shares (the “Investor Shares”) and 1,689,515 warrants (the “Investor Warrants”), for aggregate gross proceeds equal to $16,895,150 (the “February 2010 Offering”) and (ii) certain holders of outstanding warrants of the Company issued to creditors and claimants of visitalk.com,. in accordance with the Visitalk Plan, referred to herein as the “BP5 Warrant Investors” exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of Common Stock (“BP5 Warrant Financing”).

We are a leading and innovative mobile application enabler, offering telecom operators in China application platforms on which to offer Mobile Value Added Solutions (“MVAS”) to subscribers. We currently enjoy a dominant market share in the Chinese MVAS and Mobile Payment markets, as evidenced by our contracts with the China Mobile, China Telecom and China Unicom, the “Big Three” Chinese cellular carriers, or resellers who themselves have such contracts. Combined, these contracts span eighteen of thirty provinces and represent 60% of the geographic market. Our patented platforms provide a comprehensive solution for Chinese telecom operators to deliver and manage the distribution of MVAS applications to their subscribers. We believe that the expansion of our platforms and services deployment to the Big Three over the past ten years shows that the Trunkbow brand is regarded by these major Chinese telecom operators as a well managed, trusted provider of technology solutions.  Our R&D-focused business model provides us with a defensible market position as a technology solutions provider to the telecom operators.

We enable telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services and an overall superior mobile experience.  In doing so, we add-value to our clients by helping them increase their average revenue per user and decrease subscribers churn. We develop and implement a range of comprehensive platform solutions for our customers that enable MVAS applications for their subscribers.  As a technology enabler, our solutions may be generally classified into two categories: MVAS Technology Platforms and Mobile Payment Solutions. We provide both hardware and software solutions that are integrated into our clients’ existing IT infrastructure. We also offer additional services including technical support and system maintenance for our clients.

Developing innovative technology solutions is at the core of our business model. We work extensively with our customers and technology partners in our R&D process to develop cutting edge technology solutions that are relevant to consumer trends and market demand. We have a team of over 100 R&D professionals led by a seasoned senior management team with extensive experience in the telecom industry.  We have filed 151 patent applications, of which 46 have been granted by the National Intellectual Property Administration of the People’s Republic of China.  We have recently begun the process of filing for international and U.S. patents in order to protect our intellectual property globally.

Our customers are primarily telecom service providers in the PRC.  We have extensive customer relationships with all three of the mobile service providers in China, specifically, China Telecom, China Unicom and China Mobile. For the fiscal years ended December 31, 2009 and 2008, revenues generated directly by sales to China Telecom, China Unicom and China Mobile accounted for approximately  3%,  6% and  42%, and  4%, 95% and nil, respectively, of our total revenues, and 2%,  3% and  nil, and  96%, nil and nil, respectively, for the three months ended March 31, 2010 and 2009. When we include resales of our products to these carriers through intermediaries (i.e., direct and indirect sales to these carriers), then revenues generated from sales to these three carriers for the fiscal years ended December 31, 2009 and 2008 accounted for approximately 42%,  15% and  42%, and  4%, 95% and nil, respectively, of our total revenues, and 27%,  15% and  28%, and  96%,  4% and nil, respectively, for the three months ended March 31, 2010 and 2009. The significant increase in revenues generated from sales to China Mobile for 2009 as compared to 2008 is attributable to the sale in 2009 of two platforms to two resellers that provided an air-charge system to China Mobile in two provinces.  The large variations in revenues attributable to China Unicom and China Mobile during 2008 and 2009 are mainly attributable to a reorganization of China Unicom which resulted in that company’s CDMA segment being spun-off into China Telecom and the remaining company being merged with China Netcom.

We have also entered into a strategic partnership with China UnionPay in order to provide clearing house functions for our Mobile Payment Solutions.

From time to time we enter into purchase agreements with the Big Three that include sales of equipments, system integration, software licensing and maintenance services. Under the arrangements, we supply the equipment to match the particular specifications set forth in the purchase order, install and integrate the patented software with the hardware and software purchased from third-party suppliers and offer the non-exclusive license of our software and technical support. The mobile carriers pay us upon receipt and acceptance of the equipment or upon completion of the installation and integration of the software into their IT and networking infrastructure.

We have experienced strong revenue growth and profitability over the last two years driven by customer additions and the introduction of innovative products and services. Our revenues increased to $13.5 million in 2009 from $12.9 million in 2008 and net income to $8.3 million in 2009, from $5.1 million in 2008. Positive macro economic trends, strong consumer demand and our suite of unique platform solutions present us with the opportunity to expand sales rapidly and increase market share.

Our History

Trunkbow was founded in 2001 by former Silicon Valley engineers with extensive experience in the telecom industry.  We have been able to develop first to market application platforms that enable telecom operators to generate significant new revenue streams by leveraging our extensive knowledge of the mobile network technology.  Since our inception, we have invested significant time and resources to develop cutting edge technology solutions for our customers. We were the first to create and develop a Color Ring Back Tone (“CRBT”) application platform for Shandong Unicom in 2003. Since then, this innovative service solution has become the third largest revenue contributor for China Mobile after voice and Short Message Service (“SMS”).

We believe that we have a competitive advantage over our primary competitors by our proven track record of innovation.  We believe Chinese telecom operators continue to utilize our technology platforms because of our superior technology solutions and unique product offerings.

Trunkbow International Organizational Structure

(1) Trunkbow International Holdings Limited (“Trunkbow BVI”) was established in the British Virgin Islands (“BVI”) on July 17, 2009. The Company itself has no significant business operations and assets other than holding of equity interests in its subsidiaries and VIE through a series of reorganization activities described below (the “Reorganization”).

(2) Trunkbow (Asia Pacific) Investment Holdings Limited (“Trunkbow Hong Kong”) was established as an Investment Holding Company in Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) on July 9, 2004. As part of the reorganization, on September 16, 2009, the entire issued share capital Trunkbow Hong Kong was transferred to Trunkbow BVI.

(3) Trunkbow Asia Pacific (Shandong) Company, Limited (“Trunkbow Shandong”) was established as a wholly foreign owned enterprise on December 10, 2007 in Jinan, Shandong Province, the PRC by Trunkbow Hong Kong. It is principally engaged in research and development of application platforms for mobile operators in China.

(4) Trunkbow Asia Pacific (Shenzhen) Company, Limited (“Trunkbow Shenzhen”) was established as a wholly foreign owned enterprise on June 7, 2007 in Shenzhen, Guangdong Province, the PRC by Trunkbow Hong Kong. It is principally engaged in research and development of application platforms for mobile operators in China.

(5) Trunkbow Technologies (Shenzhen) Company, Limited (“Trunkbow Technologies”) was established as a limited liability company on December 4, 2001 in Shenzhen, Guangdong Province, the PRC. Trunkbow Technologies was formerly engaged in research and development of application platforms for mobile operators in China as well as wireless application systems for the international market. Trunkbow Technologies is dormant, no longer accounts for any of our revenues and is in the process of being wound down.

Our Strategy

Our goal is to become the dominant leader in MVAS application platforms and mobile payment systems for the telecom industry in China. We intend to achieve this goal by implementing the following strategies:

Continue to develop cutting edge technology solutions.   We intend to continue to commit significant financial and human resources for research and development purposes.  We intend to continue to improve our development and pipeline process in order to introduce first to market technology solutions to our customers. We expect to further leverage the know-how from our custom-design and implementation process to develop and introduce new applications and solutions with higher profit margins for a wider market. We expect to continue to fund research at our research center and increase our collaboration with other research facilities.

Leverage our intellectual assets and enter into new markets.   We intend to focus our R&D efforts on emerging industries and new market opportunities.  We plan to expand our product lines by leveraging our domestic relationships as well as through co-operations with international players.

Expand geographic coverage of current platform solutions. We intend to expand the geographic coverage of our existing product portfolio.  We expect to leverage our customer relationships in our current geographic coverage in order to expand into new provinces domestically and new markets globally.  We believe our solutions, know-how and successful track record should facilitate our expansion into new and commercially attractive territories.

Continue to build upon our strong relationship with key customers.   Our clients include major players in the telecom industry in China. With the rollout of 3G, we expect our clients to offer their customers progressively more sophisticated and captive mobile phone experience. This will require innovative technology solutions for new applications and functions.  We intend to help our clients address this demand and continue to work closely with our customers in our development process to ensure that our pipeline is in line with their technology needs.

Attract and retain quality employees. To enhance our development efforts and to support our growth objectives, we intend to continue to attract additional skilled and experienced R&D personnel. We also intend to hire and retain additional sales and service personnel with client and industry knowledge. We expect to continue to build a strong management team with in-house talent and recruit additional management talent, beginning with a CFO with extensive industry and financial background. We plan to continue to leverage our research centers and external resources to provide training programs for our employees.

Form business relationships with strategic partners to expand our presence in the mobile payment business.   The MVAS application platform and mobile payment markets are immature and somewhat fragmented. This provides us with the opportunity to assert ourselves and form strategic partnerships to shape the direction of the industry. We intend to enter into synergistic business relationships with key domestic and international players in the mobile payment industry.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and enable us to attain a leadership position in the MVAS application platform and mobile payment markets in China:

Established relationships with leading telecom and payment industry players in China.   We have strong business relationships with all three major telecom providers in China. Our management team has long-standing relationships with China Mobile, China Telecom and China Unicom, China’s wireless operators. We have also entered into business relationships with some key provincial telecom operators in various provinces in order to better customize their specific application solution needs. Our relationships with market leaders in the Chinese telecom industry provide us with reputation, industry knowledge, operational expertise and credibility that we can leverage in marketing to other market participants. As our clients generally prefer to maintain continuity and compatibility among their various systems, we believe our existing relationships favorably position us for selection to address our clients’ future technology needs. We further believe that our continued client relationships allow us to build client trust, anticipate their information technology needs and allow us to better direct our research and development efforts and effectively market to them our solutions and services.  Beginning in 2007, we established a business and contractual relationship with China UnionPay in order to develop and commercialize mobile payment solutions.  Our relationship with UnionPay and the three telecom operators allows us to provide a comprehensive mobile payment solution that is fully back-end linked, meaning that due to its redundant hardware and communication links, it offers no single point of failure.

Integrated solutions and comprehensive service offerings.   Since 2001, Trunkbow has deployed over 150 application service platforms in China. We offer an integrated and customized solution that integrates seamlessly into our clients’ existing IT and networking infrastructure.  Additionally, we offer system integration, system management and maintenance services that provide us with multiple access points to our customers in order to build long term relationships.

Strong R&D capabilities. Our R&D efforts are led by Dr. Hou Wan Chun, Dr. An Chun Ming and Mr. Wang Xin.  Dr. Hou is a telecom veteran with over 120 telecom application patents. Dr. Hou had worked for telecom companies like Lucent in the Silicon Valley as an engineer involved in developing new intelligent network applications. Our overall technical direction has been guided by Dr. An Chun Ming, the pioneer of Next Generation Network (“NGN”). Prior to joining Trunkbow, Dr. An had led multiple development efforts as a Bell Labs Fellow during his 30 year tenure. Our experienced senior management team leads a group of over 100 R&D professionals with strong telecom and technical backgrounds.

The primary goal of our research efforts is to develop solutions that may be strategically implemented and commercialized. We are currently developing next generation of mobile payment solutions and 3G applications.  Our commitment to research and development and our focus on commercializing our research results will further enhance our competitive edge in the market with the ability to provide a broad range of quality solutions and the potential for sustained long-term growth.

Proven management team with successful track record. Our senior management team consists of telecom industry veterans and entrepreneurs with extensive management experience in the telecom industry. Our management team brings us complementary skills in the areas of R&D, operations, and sales and marketing. Under the leadership of our senior management team, we have substantially expanded our operations and product lines and achieved significant revenue growth.

Our Products and Services

We develop and implement MVAS Application Platforms and Mobile Payment System solutions for telecom operators.  We work closely with the telecom operators to identify future application trends in order to develop new technologies to meet the changing needs and appetites of their subscribers.  Once the applications have been developed, we typically work with the operators to integrate the system into their existing network. This is followed by a roll out of the service in trial service areas prior to nationwide deployment. We have a solid track record of developing popular application solutions that contribute significant new revenue streams for the telecom operators.

Mobile Value Added Service Application Platforms

Caller Color Ring Back Tone. We provide a patented technology platform that enables the operator to offer Caller CRBT to the subscribers.  Caller CRBT is an application that allows a caller to set his/her own personalized dialing tone when dialing out. The convention today with traditional CRBT is to hear the called party’s choice of dialing tones.  The Caller CRBT application provides the subscriber with additional optionality in terms of customizing their mobile phone experience.  This service has been deployed in three provinces with three carriers, with a planned rollout to all major provinces with China Mobile, China Telecom and China Unicom.

Number Change Notification.   Our Number Change Notification solution simplifies the process of switching between carriers for the subscriber.  Since the Chinese mobile market does not offer subscribers the option of number portability, a subscriber typically has to subscribe to a new number when switching plans to a new carrier.  Our solution enables the new carrier to put in place a voice notification when the old phone number is dialed, thus facilitating the process of changing carriers.

Color Numbering. Our Color Numbering solution enables mobile phone users to subscribe to multiple numbers in different regions with one SIM card and one phone without incurring roaming charges.  Additional functionalities under this platform include solutions such as secretary services, fax, and SMS and call spam filtration.

Mobile Payment System

Our patented technology platform supports mobile phone payment via RF-SIM (radio frequency SIM) enabled mobile devices.  This technology allows RF-SIM enabled mobile phones worldwide to be utilized as payment tools and authentication devices. Specifically, our solution enables the end-user to consolidate a variety of functions such as credit/debit cards, public transit cards, employee IDs, membership cards into one device and eliminates the need to carry around numerous cards.  We provide users with access to real-time account information available to them whenever they have access to mobile service.  In addition, the end user can perform a variety of account maintenance functions remotely including refilling prepaid cards and archiving transaction records.

Our technology is based upon the Chinese standard of 2.4Ghz frequency for near field communication.  We use proprietary technologies to seamlessly transmit secure transaction data between end users and the financial processing infrastructure.  Our proprietary technology platform resides within the telecom operators’ network and as well as the clearing house network in order to seamlessly facilitate mobile payment transactions.

Diagram I – Mobile Payment Network

Other Products and Services

We also offer other technology solutions that enable value added functionalities on mobile devices.  These solutions include missed call reminder, news flash services, roaming greeting, spam intercept and virtual PBX.

Recent Developments

Concurrently with the Closing, we entered into a master engagement agreement (“VeriFone Agreement”) with VeriFone, Inc. (“VeriFone”) to be its exclusive provider of point of sale hardware, software and services that are purchased or deployed by the Company and its affiliates and has agreed to use its best efforts to ensure that VeriFone will receive at least 80% of the orders for point of sale systems placed by the Company’s mobile operator partners.  Pursuant to the terms of the VeriFone Agreement, we submitted a binding, non-cancellable purchase order to VeriFone covering an initial order of $5 million of VeriFone’s point of sale systems for deployment in China as part of its rollout.  The full amount of the purchase order was paid upon submission to VeriFone.  Additionally, the Master Engagement Agreement contains a non-binding deployment schedule covering a total of 125,000 point of sale systems to be supplied by VeriFone through the end of 2012.

VeriFone invested $5 million in the February 2010 Offering.  We have granted VeriFone the ability to name one of the directors on our Board of Directors so long as it beneficially owns at least 4.99% of our outstanding Common Stock.

Our Revenue Model

We leverage our patented technology platforms to help telecom operators in China to increase their per subscriber revenue and reduce subscriber churn.  We generate revenues through revenue sharing agreements with the telecom operators, one time service and product sales, and maintenance fees.  The Company charges an upfront initial system licensing fee, and an annual maintenance fee of approximately 5-10% of the initial system purchasing amount.  We also have monthly revenue sharing contracts in place with the telecom providers for up to a 50% share in the revenue generated through our proprietary applications platforms. In addition to one-time sales and revenue sharing, we also generate revenue through transaction fees for our Mobile Payment System solution.

Our current MVAS Application Platform solutions generate revenue through one time sales and recurring revenues.  For our Caller CRBT and Color Numbering solution, we have a revenue sharing agreements with telecom providers to receive 50% of the subscription revenues generated for up to 5 years and then renewable upon expiration.  For our Number Change Notification solution, we receive revenues from one-time system sales and maintenance fees.

For our Mobile Payment System solution, we generate both one-time and recurring revenues.  We generate non-recurring revenues in the following ways:

•          System sales to telecom providers which enables the mobile payment function on their network
•          System sales to telecom providers that enables various RF-SIM and mobile payment functions for their corporate clients
•          Revenue share on the RF-SIM cards that are sold to the telecom providers

We generate recurring revenues in the following ways:

•          50% share of the monthly function fee charged by the telecom providers;
•          A share of the transaction fee on purchases made through the mobile payment application
•          Monthly rental revenues on POS (Point of Sales) machines deployed by Trunkbow

Table I – Summary of Our Revenue Model

Category	Product	Revenue Model

MVAS Platform	Caller Color Ring Back Tone (CRBT)	Revenue sharing at 50% for 5 years and renewable

	Number Change Notification (NCN)	One time sales and 10% annual maintenance fees

	Color Numbering	Revenue sharing at 50% for 5 years and renewable

Mobile Payment System	Mobile Payment System	One time system sales to carriers and corporate clients, RMB 20 per RF-SIM, revenue sharing on function fee (50%), rental revenue on POS machines and transaction fees

Sales and Marketing

We sell our technology platform solutions through our direct sales force and through independent third-party resellers, including telecom operators and electronic payment processors. We also provide services through cooperative efforts with telecom operator affiliated entities as service partners in order to reduce our operating costs and ensure the successful execution of the contracts. These contracts are limited to one transaction and cover a varying number of years, although typically less than 5 years. Some contracts contain exclusivity provisions.  Those contracts with revenue sharing terms provide that the telecom operators pay us following receipt of funds from subscriber, while those contracts that cover only one time sales allow for only a single payment to us.

Our sales and marketing personnel are based in offices located in 6 provinces with local coverage responsibilities in Shandong, Beijing, Hebei, Zhejiang, Henan, Sichuan, Jilin, Xinjiang provinces. Our sales teams have local expertise and relationships to succeed in the fragmented Chinese market. Typically, each sales team includes a general manager, account representatives, business development personnel, sales engineers and customer service representatives with specific product expertise in mobile applications and mobile payment as well as financial transaction operations.  Our sales force is supported by our R&D and client support teams in order to provide products and services that are tailored to the specific needs of our customers.

We will focus our future sales and marketing efforts on providing mobile payment services platform to the telecom and financial industries. The main customers include China Telecom, China Mobile, China Unicom, China UnionPay,  and other local telecom distributors.

For the domestic market, our sales team covers the following regions: Shandong, Hebei, Henan, Beijing, Tianjin, Zhejiang, North East China, Inner Mongolia, Xingjiang, Sichun, Yunnan, Anhui, Shanghai, Hunan, Jiangxi, Fujian, Guangdong, and Guangxi. For the international market, we have divided the regions into US, Mexico and the Middle East, although we have made only one sale in the Middle East.

As of December 31, 2009, we had 50 sales and marketing employees, representing approximately 25% of our total workforce.

Research and Development

Since inception, we have made substantial investments in research and development. We work with our customers to develop system solutions that address existing and anticipated end-user needs.  R&D projects are evaluated by senior management and assigned to our R&D team based upon the potential value of the target markets, as well as the technology, manpower and engineering expertise requirements. Our research and development effort is based primarily in Jinan, the capital of Shandong Province. Jinan is home to several highly ranked universities, allowing us access to a wide range of talent and human resources in order to support our R&D needs.

The market for our products and services are characterized by changing technology, evolving industry standards and frequent product introductions. We believe our future success depends largely upon our ability to continue to introduce and enhance our lineup of products and services. Our research and development goals include:

•      developing  new solutions and technologies for the next generation of application enabling platforms;
•      continue to improve upon existing application platforms in order to provide the best available technology solutions to our customers;
•      continue to seek new applications for our existing technologies and patents; and
•      cooperate with other technology companies in area of chip design and user terminals for mobile payment services and other new applications.

As of December 31, 2009, we had 115 research and development employees representing approximately 55% of our total workforce.  At such date we had a total of 200 employees, all of which were full-time employees.  For the year ended on December 31, 2008 and 2009 we spent approximately $435,712 and $532,473 on research and development expenses respectively.

Competition

The market for MVAS enabling technology platform is highly competitive and fragmented. Within the MVAS Application Platform segment, our principal competitors are: Huawei and ZTE. Within the Mobile Payment System segment, our primary competitors are: UMPay, HiSun Technology, and Guangzhou SmartChina.  Some of our competitors are larger and have greater financial resources and greater brand name recognition than we do and may, as a result, be better positioned to adapt to changes in the industry or the economy as a whole.

We compete primarily on the basis of the following factors: commercial viability of our application platforms, time to market, end-to-end system solutions, product features, degree of reliability, total cost of ownership, quality of technical and customer support, and compatibility and interoperability of the platforms. Combined with our patented technology, we believe that we compete favorably with respect to these factors.

We expect competition in our industry will be largely driven by the need to respond to growing consumer appetite to access an increasing variety of information and solutions through their mobile device. Furthermore, increasingly complex technology combined with ever smaller form factors will also drive competition in our industry.

Our Industry

China has taken the lead in the global recovery largely due to government investments and the emergence of consumer spending in the burgeoning middle class.  China’s GDP grew at a rate of 9.0% in 2008, despite the current global economic downturn. Recently, China has announced that its GDP expanded at 8.7% for the full 2009 calendar year.

The Chinese Telecom Market

In terms of the mobile phone industry, China has the fastest growing mobile subscriber base in the world and has become the largest mobile phone market in the world. The country had 610 million mobile subscribers in 2008 and increased to 747 million mobile subscribers by end of 2009. Based on figures released by the Ministry of Industry and Information Technology (“MIIT”) for January to April 2010, the wireless subscriber base could reach an estimated 864 million by the end of 2010, representing a six year CAGR of 14%.  Similarly the MIIT data indicate that total revenue for the telecom sector in China could grow to approximately $425 billion for 2010.   3G deployment in China, which officially began in 2009, will act as a catalyst for continued growth in the telecom industry in China.  Overall, the positive mobile phone industry trends in China are driven by the increasing affluence of the middle class, a growing subscriber base and increasing per subscriber spend.

Chart I – China Mobile Subscribers

The Chinese Mobile Payment Market

Based on China Computer World (“CCW”) research projections, by 2009 Chinese mobile payment users will reach 108 million, and is expected to nearly double by 2011.  According to China Mobile’s 2009 Annual Report, China Mobile will be operating in 238 cities by the end of 2009, providing service to 70% of urban populations in the PRC, and approaching 100% of urban populations in the PRC by the end of 2011.  According to China Telecom’s 2009 Annual Report, China Telecom expects to provide services to 98% of urban populations in the PRC and 93% of rural populations in the PRC by the close of 2009.  According to China Unicom’s 2009 Annual Report, China Unicom expects to  provide services to 282 cities in the PRC by end of 2009 and 75% of the total population of the PRC by the end of 2011.  As with the rollout of any new technology, there is a period of time known as “end user adoption” where a customer first receives marketing contact by a supplier (in this case, China Telecom, China Mobile and China Unicom) followed by early adopters where the technically savvy will be the first to use a new technology, then followed by mass adoption where the public accepts the technology and rapidly employs the technology.  The PRC cellular carriers target 2010-2011 as significant growth windows where marketing efforts should generate desired results.

Chart II – China Mobile Payment Users

Intellectual Property

We have filed more than 151 patent applications, of which 46 have been granted by the National Intellectual Property Administration of the People’s Republic of China. All of the patents have a duration period of 20 years starting from submission date.  Below is a list of the key patents responsible for generating majority of the current revenues:

Table I: List of Significant Patents for our main product line.
Patent#	Description of use	Patent Status	Expiration Date

ZL 200410009495.0	System and implementation of enabling mobile user to store and search phone book list from network. Provides network phone book store and searching feature from mobile network.	Granted	August 30 2024

ZL 200510011525.6	System, method and implementation of providing instant communication between mobile phone and computer user. Provides forward function between Instant Message client and mobile phone.	Granted	April 4, 2025

ZL 200710121396.5	System, method and implementation of enabling communication between mobile client device and mobile client server. Enables communication between mobile client device and mobile client server.	Under Review	September 5, 2027

ZL 200810089411.7
System, method and implementation of providing  multiple phone numbers in one mobile phone and enabling mobile users to control their multiple mobile phone numbers' feature. Provides multiple phone numbers in one mobile phone and enables mobile users to control their multiple mobile phone numbers' features, such as call, MMS and SMS screening, backup MMS and SMS to E-mail format, and enables users to manage their mobile communication functions
		Under Review	March 28, 2028

ZL 200910091555.0
Method and implementation of integrating different bank cards into one special personal payment device. Provides a method to integrate different bank cards such as gate pass, attendance pass and RFID card into one special personalized payment machine for user to easily control.
		Under Review	August 26, 2029

ZL 200910092196.0
System, method and implementation of providing caller CRBT service based on CRBT service. Provides caller CRBT service based on CRBT service so that callers can receive caller's CRBT when making calls to Non-CRBT users
		Under Review	September 4, 2029

Submitted patents are subject to a two-year review and approval process.  The patents listed above as “under review” have been reviewed, and may be granted upon the expiration of the two-year period commencing on their respective dates of submission.

Government Regulations

Each of our Chinese subsidiaries, the Shandong WFOE and the Shenzhen WFOE, has obtained all necessary licenses, authorizations, approvals, registrations and permits from PRC government agencies or any other regulatory body having jurisdiction over it (“Authorizations”) for it to own, lease, license and use properties and assets and to conduct its business as described in its business license, to the extent applicable, in so far as such properties and assets and the conduct of such business is governed by PRC laws and regulations, and such Authorizations are in full force and effect.

Seasonality

Our quarterly operating results have varied significantly in the past and are likely to continue to vary significantly in the future.  Historically, we have generally experienced a slowdown or decrease in generating revenues in the first and fourth quarter of the year due to the Chinese Lunar New Year as majority of the businesses in China shut down for a month long holiday and slowed down for a month prior to the New Year celebration.  We believe that this fluctuation will gradually subside as we increase our recurring revenue streams.

Item 1A.           Risk Factors.

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this Registration Statement before deciding to purchase any shares of Trunkbow’s securities. Our business, condition (financial or otherwise), liquidity, prospects or results of operations could be affected materially and adversely by any or all of these risks. You should pay particular attention to the fact that we conduct substantially all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY AS A SEPARATE WHOLLY OWNED FOREIGN COMPANY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND FUTURE PROSPECTS.

Our limited operating history following our separation from Trunkbow Shenzhen Technologies Limited and the early stage of development of the mobile payment industry in which we operate makes it difficult to evaluate our business and future prospects. Although our revenues have grown rapidly, we cannot assure you that we will maintain profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties in implementing our business model, including potential failure to:

▪       increase awareness of its products, protect its reputation and develop customer loyalty;

▪       manage its expanding operations and service offerings, including the integration of any future acquisitions;

▪       maintain adequate control of its expenses; and

▪       anticipate and adapt to changing conditions in the markets in which it operates as well as the impact of any changes in government regulation, mergers and acquisitions involving its competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

OUR BUSINESS DEPENDS TO A LARGE EXTENT ON MOBILE TELECOMMUNICATIONS SERVICE PROVIDERS IN CHINA AND ANY DETERIORATION OF SUCH RELATIONSHIPS MAY HAVE A MATERIAL AND ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

We have derived, and believe we will continue to derive, a significant portion of our revenues from a limited number of large customers, such as China Mobile, China Telecom, and China Unicom which are our only major customers who have been customers for over five years. We operate under exclusive software licensing and revenue sharing arrangements with China Mobile, China Telecom and China Unicom. Currently, China Mobile, China Telecom and China Unicom are the only mobile telecommunications service providers in China that operate mobile payment platforms. Our agreements with them are generally for a period of less than five years and generally do not have automatic renewal provisions. If any of the carriers is willing to continue to cooperate and negotiate with us upon expiration of such agreements, we will not be able to conduct our existing mobile payment business at the levels we anticipate. For the fiscal years ended December 31, 2009 and 2008, revenues generated directly by sales to China Telecom, China Unicom and China Mobile accounted for approximately  3%,  6% and  42%, and  4%, 95% and nil, respectively, of our total revenues, and 2%,  3% and  nil, and  96%, nil and nil, respectively, for the three months ended March 31, 2010 and 2009. When we include resales of our products to these carriers through intermediaries (i.e., direct and indirect sales to these carriers), then revenues generated from sales to these three carriers for the fiscal years ended December 31, 2009 and 2008 accounted for approximately 42%,  15% and  42%, and  4%, 95% and nil, respectively, of our total revenues, and 27%,  15% and  28%, and  96%,  4% and nil, respectively, for the three months ended March 31, 2010 and 2009. The loss, cancellation, deferral or renegotiation of any large agreements with telecommunications operators or other major customers could have a material adverse effect on the our revenues and profitability.

In addition, if either China Mobile, China Telecom or China Unicom decides to change its content or transaction fees or its share of revenues, or does not comply with the terms and conditions of our agreements with them, our revenues and profitability could also be materially adversely affected.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE MATERIALLY AFFECTED BY THE CHANGES IN POLICIES OR GUIDELINES OF THE MOBILE TELECOMMUNICATIONS SERVICE PROVIDERS.

The mobile telecommunications service providers in China may, from time to time, issue certain operating policies or guidelines, requesting or stating its preference for certain actions to be taken in choosing their partners in certain application service platforms. Due to our reliance on the mobile telecommunications service providers, a significant change in their policies or guidelines may have a material adverse effect on our business.  Such change in policies or guidelines may result in lower revenue or additional operating costs for us, and as such, we cannot assure you that our financial condition and results of operations will not be materially adversely affected by any such policy or guideline change.

OUR CUSTOMERS ARE CONCENTRATED IN A LIMITED NUMBER OF INDUSTRIES AND AN ECONOMIC DOWNTURN IN ANY OF THESE INDUSTRIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

Our customers are concentrated primarily in the telecommunications, media and technology industries, and to a lesser extent, the transportation, financial services, and retail industries, where we provides applications for their industries. Our ability to generate revenue depends on the demand for our services in these industries. An economic downturn, or a slowdown or reversal of the tendency in any of these industries to rely on our services could have a material adverse effect on our business, results of operations or financial condition.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND IT MAY NOT BE ABLE TO MAINTAIN MARKET SHARE.

We offer only one Mobile Payment model. Competing technologies from international companies are increasing their effort to gain a foothold in the China market. This may result in erosion our market share in mobile payment services.

Increasing competition among telecommunication companies in greater China has led to a reduction in telecommunication services fees that can be charged by such companies. If a reduction in telecommunication services fees negatively impacts revenue generated by our customers, they may require us to reduce the price of our services, or seek competitors that charge less, which could reduce our market share. If we must significantly reduce the price of our services, the decrease in revenue could materially and adversely affect our profitability.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, WHICH COULD LEAD TO VOLATILITY IN OUR STOCK PRICE

Our quarterly operating results have varied significantly in the past and are likely to continue to vary significantly in the future.  Historically, we have generally experienced a slowdown or decrease in generating revenues in the first and fourth quarter of the year due to the Chinese Lunar New Year. In addition, our quarterly revenues are subject to fluctuation because they substantially depend upon the timing of orders.   As a result, you may not be able to rely on period-to-period comparisons of our operating results as an indication of our future performance.  Our actual quarterly results may differ from market expectations, which could adversely affect our stock price.

THE LOSS OF CERTAIN EMPLOYEES THAT ARE ESSENTIAL TO OUR BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

Li Qiang, Chief Executive Officer, Hou Wanchun, Chairman, and Ye Yuanjun, Chief Financial Officer are essential to our ability to continue to grow our business. Messrs. Li, Hou and Ms. Ye have established relationships within the industries in which we operate. If either of them were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

INTERNATIONAL OPERATIONS REQUIRE SIGNIFICANT MANAGEMENT ATTENTION, WHICH COULD DETRACT FROM THE TIME AND ATTENTION MANAGEMENT SPENDS ON OUR DOMESTIC OPERATIONS AND HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

Our operations in countries outside of the PRC are subject to various unique risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

▪       legal uncertainties or unanticipated changes regarding regulatory requirements, political instability, liability, export and import restrictions, tariffs and other trade barriers;

▪       longer customer payment cycles and greater difficulties in collecting accounts receivable;

▪       uncertainties of laws and enforcement relating to the protection of intellectual property; and

▪       potentially uncertain or adverse tax consequences.

Additionally, international operations require significant management attention, which could detract from the time and attention management spends on our domestic operations and have a material adverse effect on our results of operations.

WE EXPECT TO NEED ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE ON SATISFACTORY TERMS OR AT ALL.

We believe that our existing cash, including the net proceeds from the February 2010 Offering, will be sufficient to support its current operating plan for at least the next 12 months.  As of March 31, 2010, we had approximately $13.1 million in cash.  We expect to need additional capital to support our future development programs.  Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations.  Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to you.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements.  To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution.  To the extent that we raise additional capital by issuing debt securities, we would likely incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants.  Debt financing would also be superior to your interest in bankruptcy or liquidation.  To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

WE ARE EXPOSED TO CREDIT RISK ON OUR ACCOUNTS RECEIVABLE WHICH IS HEIGHTENED DURING PERIODS WHEN ECONOMIC CONDITIONS WORSEN.

A substantial majority of our outstanding trade receivables are non secure and not covered by collateral or credit insurance. While we have procedures to monitor and limit exposure to credit risk on its accounts receivables, there can be no assurance such procedures will effectively limit our credit risk and avoid losses, which could materially adversely affect our financial condition and operating results.

WE MUST RESPOND QUICKLY AND EFFECTIVELY TO NEW TECHNOLOGICAL DEVELOPMENTS, AND THE FAILURE TO DO SO COULD HAVE A MATERIAL AND ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

Our business is highly dependent on its computer and telecommunications equipment and software systems. Our failure to maintain our technological capabilities or to respond effectively to technological changes could adversely affect our business, results of operations or financial condition. Our future success also depends on our ability to enhance existing software and systems and to respond to changing technological developments. If we are unable to successfully develop and bring to market new software and systems in a timely manner, our competitors’ technologies or services may render our products or services noncompetitive or obsolete.

IF WE FAIL TO PROTECT ADEQUATELY OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OR TO SECURE RIGHTS TO PATENTS OF OTHERS, THE VALUE OF OUR INTELLECTUAL PROPERTY RIGHTS COULD DIMINISH.

Our success, competitive position and future revenues will depend in part on our ability, and the ability of our licensors, to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have filed 151 patents with 46 patents issued by the National Intellectual Property Administration of the PRC.  We anticipate filing additional patent applications both in the PRC and in other countries, as appropriate.  However, we cannot predict the degree and range of protection patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents, if and when patents will issue, whether or not others will obtain patents claiming aspects similar to our patent applications, or if we will need to initiate litigation or administrative proceedings, which may be costly whether we wins or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors.  To help protect its proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements.  To this end, we require all of our employees, consultants, advisors and contractors to enter into confidentiality and, where applicable, grant-back agreements.  These agreements may not provide adequate protection in the event of unauthorized use or disclosure or the lawful development by others of such information.  If any of our intellectual property is disclosed, its value would be significantly impaired, and our business and competitive position would suffer.

IF WE INFRINGE ON THE RIGHTS OF THIRD PARTIES, WE COULD BE PREVENTED FROM SELLING PRODUCTS, FORCED TO PAY DAMAGES AND COMPELLED TO DEFEND AGAINST LITIGATION.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether we wins or lose.  All these could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights.  However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to its development, causing a third party patent holder to claim infringement.  Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

WE HAVE NEVER PAID CASH DIVIDENDS AND ARE NOT LIKELY TO DO SO IN THE FORESEEABLE FUTURE.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

FAILURE TO MANAGE OUR GROWTH OR DEVELOP APPROPRIATE INTERNAL ORGANIZATIONAL STRUCTURES, INTERNAL CONTROL ENVIRONMENT AND RISK MONITORING AND MANAGEMENT SYSTEMS IN LINE WITH OUR RAPID GROWTH COULD NEGATIVELY AFFECT OUR BUSINESS AND PROSPECTS.

Our business and operations have expanded rapidly since our formation.  Significant management resources must be expended to develop and implement appropriate structures for internal organization and information flow, an effective internal control environment and risk monitoring and management systems in line with our rapid growth, as well as to hire and integrate qualified employees into our organization.  In addition, the disclosure and other ongoing obligations associated with becoming a public company increases the challenges to our finance and accounting team.  We estimate that our general and administrative expenses for the fiscal year ending December 31, 2010 will be approximately $3.5 million, as compared to $1,877,732 for the 2009 fiscal year.  It is possible that our existing internal control and risk monitoring and management systems could prove to be inadequate.  If we fail to appropriately develop and implement structures for internal organization and information flow, an effective internal control environment and a risk monitoring and management system, we may not be able to identify unfavorable business trends, administrative oversights or other risks that could materially adversely affect our business, operating results and financial condition.

RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA

There are substantial risks associated with doing business in greater China, as set forth in the following risk factors.

OUR OPERATIONS AND ASSETS IN GREATER CHINA ARE SUBJECT TO SIGNIFICANT POLITICAL AND ECONOMIC UNCERTAINTIES.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

CURRENCY FLUCTUATIONS AND RESTRICTIONS ON CURRENCY EXCHANGE MAY ADVERSELY AFFECT OUR BUSINESS, INCLUDING LIMITING OUR ABILITY TO CONVERT CHINESE RENMINBI INTO FOREIGN CURRENCIES AND, IF CHINESE RENMINBI WERE TO DECLINE IN VALUE, REDUCING OUR REVENUE IN U.S. DOLLAR TERMS.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi.  We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our international operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we converts the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge its exchange rate risks, although it may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge its exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for its operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit ouf ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

WE MAY HAVE LIMITED LEGAL RECOURSE UNDER PRC LAW IF DISPUTES ARISE UNDER OUR CONTRACTS WITH THIRD PARTIES.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If business ventures are unsuccessful, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

WE MUST COMPLY WITH THE FOREIGN CORRUPT PRACTICES ACT, WHICH MAY PUT US AT A COMPETETIVE DISADVANTAGE.

Following the registration of its common stock under the Securities Exchange Act of 1934, as amended,  we, a former shell company, will be required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

RISKS RELATED TO THE SECURITIES

BP5 MAY HAVE MATERIAL LIABILITIES OF WHICH WE ARE NOT AWARE.

Immediately prior to the closing of the Share Exchange, we conducted a due diligence review of BP5’s financial condition and legal status.  Notwithstanding such review, BP5 may have material liabilities that we have not yet discovered.  Further, although the share exchange agreement contains customary representations and warranties from BP5 concerning its assets, liabilities, financial condition and affairs, we may have limited or no recourse against former owners or principals in the event these prove to be untrue.  We cannot insure against any loss we might incur as a result of undisclosed liabilities.

WE CANNOT ASSURE YOU THAT OUR COMMON STOCK WILL BECOME LIQUID OR THAT IT WILL BE LISTED ON A SECURITIES EXCHANGE.

Until the common stock is listed on an exchange, or is quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets.” We expect that it will remain non-tradable In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our common stock to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity.  This would also make it more difficult for us to raise additional capital after the Share Exchange.

BECAUSE WE BECAME PUBLIC BY MEANS OF A REVERSE TAKEOVER TRANSACTION, WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

Additional risks may exist since we became public through a “reverse takeover.”  Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of its common stock.  No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

ALTHOUGH INDIVIDUAL MEMBERS OF OUR MANAGEMENT TEAM HAVE EXPERIENCE AS OFFICERS OF PUBLICLY-TRADED COMPANIES, MUCH OF THAT EXPERIENCE CAME PRIOR TO THE ADOPTION OF THE SARBANES-OXLEY ACT.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

WHEN THE REGISTRATION STATEMENT BECOMES EFFECTIVE, THERE WILL BE A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK ELIGIBLE FOR SALE, WHICH COULD DEPRESS THE MARKET PRICE OF SUCH STOCK.

Due to a statutory exemption to Section 5 of the Securities Act available under the Federal Bankruptcy Code, 3,109,280 shares of our outstanding common stock issued by VT Dutch Services, Inc., our corporate predecessor, are exempt from registration. Following the effective date of the registration statement, these shares would become available for sale in the public market, which could harm the market price of our common stock.  Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.  In general, a person who has held restricted shares for a period of one year may, upon filing a notification with the SEC on Form 144, sell common stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

The shares held by our principal stockholders, officers and directors, currently constituting 60.25% of our outstanding common are  subject to a one year lock-up following consummation of the February 2010 Offering. The shares of Common Stock held by the former shareholders of BP5 are not subject to a one-year lock-up and are generally freely tradable under the Securities Act.

The Company has agreed to register for resale the shares of Common Stock issued to the new investors within 60 calendar days of the closing date of the February 2010 Offering, and use its best efforts to have the registration statement declared effective within 120 calendar days of the closing date of the February 2010 Offering, or 180 calendar days following the closing date of the February 2010 Offering if the registration statement is subject to review and comment by the SEC.

OUR COMMON STOCK MAY BE CONSIDERED “PENNY STOCK.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. In the event that our common stock is deleted in the future and quoted on an over-the-counter quotation service, our common stock may be quoted at less than $5.00 per share and therefore may be a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

Item 2. Financial Information.

The following table summarizes the historical financial results of Trunkbow International Holdings Ltd. for the years ended December 31, 2009 and 2008, which is derived from its audited financial statements attached hereto as Exhibit F, as well as for the three months ended March 31, 2010 and 2009, which are unaudited. Trunkbow’s auditor is Bernstein & Pinchuk LLP.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31,
	2009	2008

Revenue	$13,468,581	$12,924,255
Less: Business tax and surcharges	38,624	511,924
Net revenue	13,429,957	12,412,331

Cost of revenue	2,220,577	3,645,429

Gross Margin	11,209,380	8,766,902

Operating expenses
Selling and distribution expenses	533,633	429,067
General and administrative expenses	1,877,732	1,677,055
Research and development expenses	435,712	532,473
	2,847,077	2,638,595

Income from operations	8,362,303	6,128,307

Other income (expense)
Interest income	350	2,591
Interest expense	(66,016)	(4,482)
Other income	—	122,003
Other expenses	(3,655)	(16,768)
	(69,321)	103,344

Income before income tax expense	8,292,982	6,231,651
Income tax expense	-	1,160,137
Net income	8,292,982	5,071,514

Other comprehensive loss
Foreign currency translation adjustment	(92,830)	(158,929)

Comprehensive income	$8,200,152	$4,912,585

Weighted average number of common shares outstanding Basic and diluted	10,000	10,000

Earnings per share Basic and diluted	829.30	507.15

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31
	2010	2009

Revenue	$4,031,752	$210,937
Less: Business tax and surcharges	128,937	10,956
Net revenue	3,902,815	199,981

Cost of revenue	179,548	60,199

Gross Margin	3,723,267	139,782

Operating expenses
Selling and distribution expenses	195,655	203,585
General and administrative expenses	640,890	204,962
Research and development expenses	111,257	117,169
	947,802	525,716

Income (loss) from operations	2,775,465	(385,934)

Other income (expense)
Interest income	939	127
Interest expense	(126,782)	-
Other expenses	(6,808)	(29)
	(132,651)	98

Income (loss) before income tax expense	2,642,814	(385,836)
Income tax expense		-
Net income (loss)	2,642,814	(385,836)

Other comprehensive gain
Foreign currency translation adjustment	96,199	1,640

Comprehensive income (loss)	$2,739,013	$(384,196)

Weighted average number of common shares outstanding Basic and diluted	32,472,075	19,562,888

Earnings (loss) per share Basic and diluted	$0.08	$(0.02)

Historical Balance Sheet

The following table summarizes the audited balance sheet for Trunkbow International Holdings Limited as of December 31, 2009 and 2008.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	As at December 31,
	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$3,305,473	$490,959
Accounts receivable	10,455,284	656,536
Loans receivable and other current assets, net	1,085,655	1,251,853
Due from directors	2,088,168	1,206,819
Inventories	307,182	—
Total current assets	17,241,762	3,606,167

Property and equipment, net	39,817	56,600
Long-term receivables	—	108,192
	$17,281,579	$3,770,959

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$331,654	$415,884
Accrued expenses and other current liabilities	603,266	272,170
Due to directors	24,430	—
Contingently convertible notes	5,000,000	—
Taxes payable	1,561,599	1,622,427
	7,520,949	2,310,481

Commitments and contingencies (Note 18 )	—	—

STOCKHOLDERS’ EQUITY
Common Stock: par value USD1.00, authorized 50,000 shares, issued and outstanding 10,000 shares at December 31, 2009	10,000	—
Additional paid-in capital	1,332,802	1,242,802
Appropriated retained earnings	1,010,486	27,518
Unappropriated retained earnings	8,002,477	692,463
Accumulated other comprehensive income	(595,135)	(502,305)
Total stockholders’ equity	9,760,630	1,460,478
	$17,281,579	$3,770,959

The following table summarizes the balance sheets for Trunkbow International Holdings Limited as of March 31, 2010 and December 31, 2009.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	unaudited
ASSETS
Current assets
Cash and cash equivalents	$13,098,334	$3,305,473
Accounts receivable	8,190,130	10,455,284
Loans receivable and other current assets, net	10,328,534	1,085,655
Due from directors	1,914,270	2,088,168
Inventories	501,102	307,182
Total current assets	34,032,370	17,241,762

Property and equipment, net	204,195	39,817
Long-term prepayment	587,802
	$34,824,367	$17,281,579

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$96,829	$331,654
Accrued expenses and other current liabilities	468,355	603,266
Due to directors	24,434	24,430
Contingently convertible notes		5,000,000
Taxes payable	1,661,385	1,561,599
	2,251,003	7,520,949

Commitments and contingencies (Note 18 )

STOCKHOLDERS’ EQUITY
Preferred Stock: par value USD0.001, authorized 10,000,000 shares, issued and outstanding nil at March 31, 2010 and December 31, 2009
Common Stock: par value USD0.001, authorized 190,000,000 shares, issued and outstanding 32,472,075 shares at March 31, 2010 and 19,562,888 at December 31, 2009	32,472	19,563
Additional paid-in capital	21,384,050	1,323,239
Appropriated retained earnings	1,010,486	1,010,486
Unappropriated retained earnings	10,645,291	8,002,477
Accumulated other comprehensive income	(498,935)	(595,135)
Total stockholders’ equity	32,573,364	9,760,630
	$34,824,367	$17,281,579

Historical Cash Flow Statement

The following table summarizes the audited cash flow statement for Trunkbow International Holdings Limited for the years ended December 31, 2009 and 2008.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008

Cash flows from operating activities
Net income	$8,292,982	$5,071,514
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20,362	148,934
Loss on disposal of property and equipment	1,281	2,078
Reclassification of fixed assets to inventory sold	—	524,417
Provision for doubtful debts	366,912	—
Changes in operating assets and liabilities:
Accounts receivable	(9,791,845)	(259,894)
Other receivables and current assets	(146,360)	1,764,452
Inventories	(307,017)	—
Accounts payable	(85,218)	(694,554)
Accrued expenses and other current liabilities	383,859	(6,636,312)
Amount due to directors	24,417	—
Taxes payable	(64,827)	1,182,275

Net cash flows (used in) provided by operating activities	(1,305,454)	1,102,910

Cash flows from investing activities
Acquisition of property and equipment	(4,729)	—
Collection from loans to third parties	57,070	81,890
Increase in amount due from directors	(877,876)	(526,824)
Decrease in long term receivables	—	22,566

Net cash flows used in investing activities	(825,535)	(422,368)

Cash flows from financing activities
Proceeds from issuance of common stock	100,000	—
Repayment of loans from third parties	(53,618)	(789,278)
Repayment of long-term payables	—	(143,632)
Proceeds from issuance of contingently convertible notes	5,000,000	—

Net cash flows provided by (used in) financing activities	5,046,382	(932,910)

Effect of exchange rate fluctuation on cash and cash equivalents	(100,879)	36,220

Net increase (decrease) in cash and cash equivalents	2,814,514	(216,148)

Cash and cash equivalents - beginning of year	490,959	707,107

Cash and cash equivalents - end of year	3,305,473	490,959

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$4,482

Cash paid for income taxes	$263	$—

The following table summarizes the unaudited cash flow statement for Trunkbow International Holdings Limited for the three months ended March 31, 2010 and 2009.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2010	2009

Cash flows from operating activities
Net income (loss)	$2,642,814	$(385,836)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,974	5,865
Changes in operating assets and liabilities:
Accounts receivable	2,266,860	328,007
Loans receivable and other current assets	(3,067,098)	474,502
Inventories	(193,873)	(7,986)
Long-term prepayment	(587,808)	-
Accounts payable	(234,881)	(97,015)
Accrued expenses and other current liabilities	11,274	34,332
Taxes payable	99,536	(39,599)

Net cash flows provided by operating activities	942,798	312,270

Cash flows from investing activities
Acquisition of property and equipment	(170,348)	(53)
Payment on loans to third parties	(6,175,701)	(422,988)
Increase (decrease) in amount due from directors	174,236	(286,042)
Decrease in long term receivables	-	108,312

Net cash flows used in investing activities	(6,171,813)	(600,771)

Cash flows from financing activities
Proceeds from issuance of common stock	17,073,720	-
(Repayment of) collection from loans from third parties	(146,284)	124,150
Repayment of contingently convertible notes	(2,000,000)	-

Net cash flows provided by financing activities	14,927,436	124,150

Effect of exchange rate fluctuation on cash and cash equivalents	94,440	(5,587)

Net increase (decrease) in cash and cash equivalents	9,792,861	(169,938)

Cash and cash equivalents - beginning of period	3,305,473	490,959

Cash and cash equivalents - end of period	13,098,334	321,021

Supplemental disclosure of cash flow information
Cash paid for interest	$126,782	$-
Cash paid for income taxes	-	-

Supplemental disclosure of noncash financing activities
Conversion of contingently convertible notes to common stock	$3,000,000	$-

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the financial condition and results of the Company’s operations should be read in conjunction with the financial statements of Trunkbow International Holdings Limited and the notes to those statements. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed on page 14 entitled “Risk Factors” and elsewhere in this Memorandum.

We are a leading provider of technology platform solutions for mobile telecom operators in the People’s Republic of China. Our patented platforms provide a comprehensive solution for Chinese telecom operators to deliver and manage the distribution of various mobile value added service (MVAS) applications to their subscribers. The Trunkbow brand is regarded by the telecom operators as a well managed, trusted provider of technology solutions. Our R&D focused business model provides us with a defensible market position as a technology provider to the telecom operators.

Currently we have filed a total of 151 patent applications, of which 46 have been granted by the National Intellectual Property Administration of the People’s Republic of China. We have recently begun the process of filing for international and U.S. patents in order to protect our intellectual properties globally.

The primary geographic focus of our operations are in China, where we derive substantially all of our revenues. We conduct our business operations through our wholly-owned subsidiaries Trunkbow Asia Pacific (Shenzhen) Limited and Trunkbow Asia Pacific (Shandong) Limited. Both companies are registered in PRC as Wholly-Owned Foreign Enterprises.

Overview

How We Generate Revenue

We develop wireless enablement platforms targeted at cellular carriers and provide them with constantly improving interactive delivery vehicles to improve of cellular performance and end-user functionality. We leverage our patented technology platforms to help telecom operators in China to increase their per subscriber revenue and reduce subscriber churn. We generate revenues through revenue sharing agreements with the telecom operators, one time service and product sales, and maintenance fees. We charge one time licensing fee, and an annual maintenance fee of approximately 5-10% of the initial system purchasing amount. We also have monthly revenue sharing contracts in place with the telecom providers for up to a 50% share in the revenue generated through our proprietary applications platforms. In addition to one-time sales and revenue sharing, we also generate revenue through transaction fees for our Mobile Payment System solution.

Our current MVAS Application Platform solutions generate revenue through one time sales and recurring revenues. For our Caller CRBT and Color Numbering solution, we have revenue sharing agreements with telecom providers to receive 50% of the subscription revenues generated for up to 5 years and then renewable upon expiration. For our Number Change Notification solution, we receive revenues from one-time system sales and maintenance fees.

For our Mobile Payment System solution, we generate both one-time and recurring revenues.

We generate non-recurring revenues in the following ways:

▪       system sales to telecom providers which enables the mobile payment function on their network;

▪       System sales to telecom providers that enables various RF-SIM and mobile payment functions for their corporate clients

▪       Revenue share on the RF-SIM cards that are sold to the telecom providers

We generate recurring revenues in the following ways:

▪       50% share of the monthly function fee charged by the telecom providers;

▪       A share of the transaction fee on purchases made through the mobile payment application

▪       Monthly rental revenues on POS (Point of Sales) machines deployed by Trunkbow

We operate under exclusive patent licensing and revenue sharing agreements for Caller CRBT in three provinces with China Telecom, Number Change Notification in two provinces with China Unicom and two provinces with China Telecom, and Mobile Payment System in four provinces with China Telecom. In addition, the company has sold over ten different other platform services to the mobile operators over the past year.

In determining development priorities, we conduct research efforts which include client input, market analysis, economic considerations, revenue potential and technical feasibility.  Only when these factors each rise above a predefined threshold will a true development undertaking ensue.  As an ISO 9000 certified business entity, which is a family of standards for quality management systems that is maintained by the International Organization for Standardization, and in keeping with this practice, all projects must adhere to a pre-defined regimen of development and only ends when acceptance by the client is gained.

Our business has grown rapidly since inception and we anticipate that our business will continue to grow at a rapid pace in the next three to five years. We expect that our growth will be driven by the broad adoption of its Caller CRBT and Mobile Payment services, geographic expansion and the introduction of new products and services.

Our customers are primarily telecom service providers in the PRC, including China’s three major cellular carriers, China Telecom, China Unicom and China Mobile.  Collectively, these carriers provide services to greater than 700 million cellular subscribers. For the fiscal years ended December 31, 2009 and 2008, revenues generated directly by sales to China Telecom, China Unicom and China Mobile accounted for approximately 3%, 6% and 42%, and 4%, 95% and nil, respectively, of our total revenues, and 2%, 3% and nil, and 96%, nil and nil, respectively, for the three months ended March 31, 2010 and 2009. When we include resales of our products to these carriers through intermediaries (i.e., direct and indirect sales to these carriers), then revenues generated from sales to these three carriers for the fiscal years ended December 31, 2009 and 2008 accounted for approximately 42%, 15% and 42%, and 4%, 95% and nil, respectively, of our total revenues, and 27%, 15% and 28%, and 96%, 4% and nil, respectively, for the three months ended March 31, 2010 and 2009. The significant increase in revenues generated from sales to China Mobile for 2009 as compared to 2008 is attributable to the sale in 2009 of two platforms to two resellers that provided an air-charge system to China Mobile in two provinces.  The large variations in revenues attributable to China Unicom and China Mobile during 2008 and 2009 are mainly attributable to a reorganization of China Unicom which resulted in that company’s CDMA segment being spun-off into China Telecom and the remaining company being merged with China Netcom. Even though our relationship with these three continues to expand, it is important to understand the complexity of these relationships.

To be accepted as a preferred supplier of services to any of these carriers, a company must first gain approval at a corporate level by successfully completing a series of tests of its technology.  Once completed, the next step is to gain contracted business from each operating unit.  Each of the 30 provinces contains its own self sufficient cellular operating unit with a separate P&L responsibility.  In other words, with thirty provinces, there are thirty separate operating companies per cellular carrier.  This model is replicated in each of the three major carriers, resulting in a total of ninety potential clients within China.

We have demonstrated capabilities for services in six provinces and we are now expanding into sixteen total provinces with contracted business now in-house.

The PRC government has mandated that these mobile payment services and MVAS functions must be available to all provinces over the next five years.  With such services currently available in 13 provinces, the 17 remaining provinces will be seeking them from the market with Trunkbow being a major incumbent, fully vetted at a corporate level and with patented technology.

While have were initially focused exclusively on the PRC market, we have built a product set for the global sector.  To this end, we are now actively positioning are product sets with carriers in the US and Europe, and we are entering the global market with a well accepted product set and excellent credentials.

Opportunities, Risks and Challenges

As the Big Three telecom carriers compete fiercely for subscriber growth, they are looking for differentiation to attract and retain end users while trying to grow revenue from each subscriber.  With over 150 patented mobile applications, we believe Trunkbow is in a perfect position to help these telecom carriers achieve this objective. We have been implementing our Caller Color Ring Back Tone (Caller CRBT), Number  Change Notification (NCN) and Mobile Payment for all three carriers in many provinces across China based on a revenue sharing model as described above.  A summary of our current product roll-out, by province, is shown in the table below.

APPLICATIONS	2010 PROVINCES	2011 PROVINCES
CCRBT	13	16
Mobile Payment	12	16
NCN	10	15

Management believes it is critical that we roll- out the products with the carriers within the next twelve months and to secure at least 16 provinces for both CCRBT and Mobile Payment applications. Although these deployments are capital intensive, our February 2010 Offering provided us with adequate funds to implement these application services across China.

Once the applications are in service, we  will expect to see recurring revenue streams and create visible revenue and profits for the next two to three years.

In addition to the current product offerings, we recognize that we must continue to innovate with new applications to build our product pipelines to extend our revenue and profit growth beyond three years. Therefore, we have  invested heavily in R & D for new applications, which we believe will result in at least 10 patent applications filed each year.

Finally, we also understand that it is imperative for us to manage our cash flow with growing collection length. In order to support the product deployment objective, we intend to shorten the days’ sale outstanding from the current 151 days to between 90 and 120 days.

Results of Operations

Three Months Ended March 31, 2010 and 2009

Revenues. Revenues increased $3.8 million, or 1811%, from $0.2 million for the three months ended March 31, 2009 to $4 million for the three months ended March 31, 2010. Software sales increased $3.8 million, or 100% from nil for the three months ended March 31, 2009 to $3.8 million for the three months ended March 31, 2010, due to increase sales in Caller CRBT and NCN software with our geographic expansion in additional provinces.

Gross Margin. Gross margin increased $3.58 million, or 2564%, from $0.14 million for the three months ended March 31, 2009 to $3.72 million for the three months ended March 31, 2010. The increase in gross margin was due to revenue growth associated with the software sales in which significantly less fixed costs and no hardware costs were allocated. Gross margin rate increased from 70% for the three months ended March 31, 2009 to 95% for the three months ended March 31, 2010.

Selling, General and Administrative Expenses and R&D. Selling, general and administrative expenses and R&D increased $0.42 million, or 80%, from $0.53 million for the three months ended March 31, 2009 to $0.95 million for the three months ended March 31, 2010. The increase in selling, general and administrative expenses and R&D was related to the expansion of administrative department with recruitment of more employees and related office expenses, and also to the addition of public related expenses.

Interest expenses. Interest expenses increased $0.13 million, or 100% from nil for the three months ended March 31, 2009 to $0.13 million for the three months ended March 31, 2010 due to the contingently convertible notes with an annual interest rate of 12%.

EBIT. EBIT increased $3.16 million, or 818%, from $-0.39 million for the three months ended March 31, 2009 to $2.8 million for the three months ended March 31, 2010. EBIT margin rate increased from -193% for the three months ended March 31, 2009 to 71% for the three months ended March 31, 2010. The improvement in EBIT was principally due to revenue growth with our geographic expansion in additional provinces and improved fixed cost allocations associated with the increase in revenues and gross margin.

Fiscal Years Ended December 31, 2009 versus 2008

Revenues. Revenues increased $0.6 million, or 4%, from $12.9 million in 2008 to $13.5 million in 2009. Software sales increased $1.36 million, or 155% from $0.88 million in 2008 to $2.2 million in 2009, due to increase sales in CRBT services, geographic expansion and the introduction of new products and services. System integration decreased $2.5 million, or 22% from $10.95 million to $8.5 million and patent licensing revenues increased $2 million, or 100%, from nil in 2008 to $2 million in 2009, due to change of customers’ demand. We licensed to our customers the patent of CRBT instead of providing the system integration in 2009. Maintenance revenues decreased $0.4 million, or 32% from $1.1 million 2008 to $0.74 million in 2009 due to the reduced needs for technical support.

Gross Margin. Gross margin increased $2.4 million, or 28%, from $8.8 million in 2008 to $11.2 million in 2009. The increase in gross margin was due to revenue growth and improved fixed cost allocations associated with the increase in revenues. Gross margin rate increased from 71% in 2008 to 83% in 2009.

Selling, General and Administrative Expenses and R&D. Selling, general and administrative expenses and R&D increased $0.21 million, or 8%, from $2.6 million in 2008 to $2.8 million in 2009. Selling, general and administrative expenses and R&D represented 20% of revenue in 2008 and 21% of revenue in 2009. The increase in selling, general and administrative expenses and R&D were related to the expansion of business activities including travelling and meetings.

EBIT. EBIT increased $2 million, or 33%, from $6.2 million in 2008 to $8.3 million in 2009. EBIT margin rate increased from 50% in 2008 to 62% in 2009. The improvement in EBIT was principally due to revenue growth and improved fixed cost allocations associated with the increase in revenues and gross margin, as well as increase sales in its new technology platform adoptions by the operators.

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect our reporting of, among other things, assets and liabilities, contingent assets and liabilities and revenues and expenses.  We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and other factors that we believe to be relevant under the circumstances.  Since our financial reporting process inherently relies on the use of estimates and assumptions, our actual results could differ from what we expect.  This is especially true with some accounting policies that require higher degrees of judgment than others in their application.  We consider the policies discussed below to be critical to an understanding of our audited consolidated financial statements because they involve the greatest reliance on our management’s judgment.

Revenue Recognition.  We derive revenues from our MVAS Technology Platforms and Mobile Payment Solutions in the form of providing system integration, sales of software, patent licensing and maintenance services.

With respect to the system integration, we sign contracts with telecommunication and mobile operators and system integrators to install and integrate the Group's software with the hardware and software purchased from third-party suppliers.  Deliverables of system integration include: software, hardware, integration, installation, training. No PCS  arrangement is included in system integration. Revenue is recognized when the last deliverable in the arrangement is delivered and when all of the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the vendor's fee is fixed or determinable; and (4) collectibility is probable.

With respect to the sales of software, revenue is recognized when the last deliverable in the arrangement is delivered and when all of the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the vendor's fee is fixed or determinable; and (4) collectibility is probable.

With respect to patent licensing, we enter into contracts with local system integrators who further contract with telecommunication and mobile operators, and provides these system integrators with our patents which permit the system integrators to use our patents.  The system integrators pay the Group a one-time license fee for obtaining the programs and technologies.  Patent licensing revenues are recognized when all revenue recognition criteria according to ASC 985-605 have been met.

Revenue derived from technical support contracts primarily includes telephone consulting, on-site support, product updates, and releases of new versions of products previously purchased by the customers, as well as error reporting and correction services. Maintenance contracts are typically sold for a separate fee with initial contractual period of one year with renewal for additional periods thereafter. Technical support service revenue is recognized ratably over the term of the service agreement.

Accounts Receivable.  We sell our products and services to telecommunication and mobile operators directly or through the resellers. We do not require collateral from our customers.

We perform ongoing credit evaluations of our customers and review the composition of accounts receivable, analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate if allowance for doubtful accounts is needed.

Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board ("FASB") issued FASB Accounting Standards Codification ("ASC") as the sources of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants.  All nongrandfathered non-SEC accounting literature not included in ASC is deemed nonauthoritative.  ASC is effective for financial statements issued for interim and annual financial periods ending after September 15, 2009.  On July 1, 2009, the Group adopted the new guidelines and numbering system prescribed by ASC when referring to U.S. GAAP.  As ASC was not intended to change or alter existing U.S. GAAP, there was no material impact on the Group's consolidated financial position or results of operations upon the adoption of ASC.

In April 2009, FASB issued three authoritative pronouncements that are intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities.

•
FASB Staff Positions ("FSP") FAS 157-4, " Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly ", as incorporated into ASC 820, provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased.  This pronouncement also includes guidance on identifying circumstances that indicate a transaction is not orderly.

•
FSP FAS 115-2 and FAS 124-2, " Recognition and Presentation of Other-Than-Temporary Impairments ", as incorporated into ASC 320, amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements.

•
FSP FAS 107-1 and APB 28-1, " Interim Disclosures About Fair Value of Financial Instruments ", as incorporated into ASC 825, require disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements of publicly traded companies.

These three pronouncements are effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  Earlier adoption for periods ending before March 15, 2009 is not permitted.  The Group adopted these three pronouncements on April 1, 2009, and there was no material impact on the Group's consolidated financial position or results of operations upon the adoption of them.

In June 2009, the FASB issued SFAS No. 167, " Amendments to FASB Interpretation No. 46(R)" , as incorporated into ASC 810, on accounting and disclosure requirements for consolidation of variable interest entities.  The pronouncement requires an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity.  This analysis identifies the primary beneficiary of a variable interest entity as one with the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and the obligation to absorb losses of the entity that could potentially be significant to the variable interest.  The revised guidance retains the scope of previously issued pronouncement, but added entities previously considered qualifying special-purpose entities since the concept of these entities is eliminated by FASB, as discussed above.  The pronouncement is effective for financial statements to be issued for fiscal years beginning after November 15, 2009 with earlier adoption prohibited.  The Group does not expect the adoption of the revised guidance will have a material impact on its consolidated financial position or results of operations.

In September 2009, the FASB reached a consensus on ASU 2009-13, Revenue Recognition (ASC 605) - Multiple-Deliverable Revenue Arrangements .  This pronouncement was issued in response to practice concerns related to accounting for revenue arrangements with multiple deliverables under the existing pronouncement.  The pronouncement modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered.  It eliminates the requirement that all undelivered elements must have either: i) vendor-specific objective evidence ("VSOE") or ii) third-party evidence ("TPE"), before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered.  In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements.  Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity's estimated selling price.  The residual method of allocating arrangement consideration has been eliminated.  The pronouncement is effective for fiscal years beginning on or after June 15, 2010.  Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement's effective date or (2) retrospectively for all periods presented.  Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods' revenue, income before taxes, net income, and earnings per share.  The Group is in the process of assessing the potential impact of the adoption of the pronouncement may have on its consolidated financial position or results of operations.

In September 2009, the FASB reached a consensus on ASU 2009-14, Software (ASC 985) - Certain Revenue Arrangements That Include Software Elements .  This pronouncement would amend the existing pronouncement to exclude from their scope all tangible products containing both software and non-software components that function together to deliver the product's essential functionality.  That is, the entire product (including the software deliverables and non-software deliverables) would be outside the scope of ASC 985-605 and would be accounted for under other accounting literature (e.g., ASC 605-25).  The new pronouncement includes factors that entities should consider when determining whether the software and non-software components function together to deliver the product's essential functionality and are thus outside the revised scope of ASC 985-605.  In addition, the new pronouncement includes examples illustrating how entities would apply the revised scope provisions.  The pronouncement is effective for fiscal years beginning on or after June 15, 2010.  Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement's effective date or (2) retrospectively for all periods presented.  Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods' revenue, income before taxes, net income, and earnings per share.  The Group is in the process of assessing the potential impact of the adoption of the pronouncement may have on its consolidated financial position or results of operations.

In January 2010, the FASB reached a consensus on ASU 2010-02, Consolidation (ASC 810) - Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification . This pronouncement clarifies certain conditions which need to apply to this pronouncement, and it also expands disclosure requirements for the deconsolidation of a subsidiary or derecognition of a group of assets. This pronouncement is effective in the period in which an entity adopts the authoritative guidance on noncontrolling interests in consolidated financial statements. If an entity has previously adopted the guidance on noncontrolling interests in consolidated financial statements, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. Retrospective application to the first period that an entity adopted the guidance on noncontrolling interests in consolidated financial statements is required. The Group adopted the pronouncement on January 1, 2009, and there was no material impact on the Group's consolidated financial position or results of operations upon the adoption of this pronouncement.

In January 2010, the FASB reached a consensus on ASU 2010-06, Fair Value Measurements and Disclosures (ASC 820) - Improving Disclosures about Fair Value Measurements.  This pronouncement would amend the disclosure requirements related to recurring and nonrecurring fair value measurements.  The pronouncement requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers.  Additionally, the pronouncement requires a roll forward of activities on purchases, sales, issuances, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements).  The pronouncement is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchases, sales, issuances, and settlements in the roll forward activities for Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Group is in the process of assessing the potential impact of the adoption of the pronouncement may have on its consolidated financial position or results of operations.

Foreign Currency Translation.

The functional currency of the Company is the renminbi (“RMB”) which is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into U.S. dollars. Assets and liabilities are translated at the exchange rates at the balance sheet date and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment of other comprehensive income, a component of stockholders’ equity.

The exchange rates applied are as follows:

	2009	2008

Year end RMB exchange rate	6.8372	6.8542
Average RMB exchange rate	6.8409	6.9623

There is no significant fluctuation in exchange rate for the conversion of RMB to U.S. dollars after the balance sheet date.

Liquidity and Capital Resources

In summary, our cash flows were as follows:

Trunkbow International Holdings Limited Summary Cash Flows
($ in thousands)
	Year Ended December 31,
	2009	2008
Net cash flows provided by (used in) operating activities	$(1,305)	$1,103
Net cash flows used in investing activities	(826)	(422)
Net cash flows provided by(used in) financing activities	5,046	(932)
Effect of foreign currency fluctuation on cash and cash equivalents	(101)	35
Net increase (decrease) in cash and cash equivalents	$2,814	$(216)
Cash and cash equivalents - beginning of year	$491	$707
Cash and cash equivalents - end of year	$3,305	$491

Our cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months.

Our accounts receivable increased significantly, from $656,536 in 2008 to $10,455,284 in 2009, which caused a negative net cash flow for operating activities. The day’s sales outstanding in 2009 also increased significantly, from 14 days in 2008 to 151 days in 2009, due to the recognition of $4.56 million of revenue from customer contracts for our platforms and solutions that were entered into in the third quarter of 2009 and all closed in the fourth quarter of 2009, representing 34% of our total revenues in 2009.

Our principal sources of liquidity are cash, short-term investments and cash generated from operations. We believe that our existing cash, short-term investments and cash generated from operations will be sufficient to satisfy our current level of operations. Our liquidity could be negatively affected by a decrease in demand for its products and services. In addition, we may need to raise additional capital through future debt or equity financings to fund our growth. We expect that our ongoing capital requirements for both working capital and capital expenditures (including R&D) for 2010 will be approximately $20 million.

We have no existing off-balance sheet arrangements.

Item 3. Properties.

Our principal executive office is located at Unit 1217-1218, 12F of Tower B, Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China. and the telephone number is +861085712518. The office space is approximately 340 square meters in area.

There is no private ownership of land in China. All land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 26, 2010 (after giving effect to the Share Exchange, the February 2010 Offering and the BP5 Warrant Financing) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. As of March 26, 2010, we had 32,472,075 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Unit 1217-128, 12F of Tower B, Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China.

All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of March 26, 2010, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares of Common Stock
Chief Honour Investments Limited (1)	8,558,764	26.36
Capital Melody Limited (2)	7,580,619	23.35
VeriFone, Inc. (3) 2099 Gateway Place Suite 600 San Jose, CA 95110	3,000,000	9.10
HPCG Trunkbow Holdings, L.P. (4) 21020 North Pima Rd. Scottsdale, AZ 85255	2,151,000	6.55
Bay Peak LLC 169 Bolsa Avenue Mill Valley, CA 94941 (5)	1,452,332	4.45
Dr. Hou Wanchun (1)	8,558,764	26.36
Li Qiang (2)	7,580,619	23.35
Regis Kwong	833,379	2.57
Ye Yuan Jun	*	*
Dr. An ChungMing	*	*
Bao Jihong	*	*
Wang Xin	*	*
Dr. Tan Kok Hui	*	*
Iris Geng	*	*
Dr. Lv Tingjie	*	*
Huang Zhaoxing	*	*
Li Dong	*	*
Larry Gilmore	*	*
Albert Liu	*	*
Cory Roberts (5)	1,452,332	4.45
All Directors, Executive Officers and Director Nominees, as a group	18,425,094	56.57

* Less than one percent

(1)
Mr. Lao Chi Weng holds 100% common shares of Chief Honour Investments Limited, but he does not have the power to vote or dispose of any of our common stock. Dr. Hou Wanchun is the sole director of Chief Honour Investments Limited and has the sole power to vote and dispose of our common stock held by Chief Honour Investments Limited.

On September 21, 2009, Mr. Lao Chi Weng entered into a share transfer agreement with Dr. Hou Wanchun, pursuant to which Dr. Hou was granted the right to purchase, within 45-days from the end of each period, for $1.00 per share, the shares held by Chief Honour Investments Limited, as follows: (i) one-third of the shares if we generate at least US$2,800,000 in gross revenue for the twelve months from January 1, 2010 to December 31, 2010; (ii) one-third of the shares if we generates at least US$1,500,000 in gross revenue for the six months from January 1, 2011 to June 30, 2011; and (iii) one-third of the shares if we generates at least US$1,500,000 in gross revenue for the six months July 1, 2011 to December 31, 2011. In the event that we do not achieve any one of the performance targets specified above, then Dr. Hou may purchase the shares for $1.10 per share.

On October 1, 2009, Dr. Hou Wanchun also entered into an Entrustment Agreement with Chief Honour, pursuant to which, Chief Honour authorizes Dr. Hou Wanchun to act on behalf of it, as exclusive agents and attorneys in-fact with respect to all matters concerning Chief Honour Investments’s rights as a shareholder.

(2)
Mr. Lao Chi Weng holds 100% common shares of Capital Melody Limited, but he does not have the power to vote or dispose of any of our common stock. Mr. Li Qiang is the sole director of Capital Melody and has the sole power to vote and dispose of the common stock held by Capital Melody Limited.

On September 21, 2009, Mr. Lao Chi Weng entered into a share transfer agreement with Mr. Li Qiang, pursuant to which, Mr. Li was granted the right to purchase, within 45-days from the end of each period, for $1.00 per share, the shares held by Capital Melody Limited, as follows: (i) one-third of the shares if the Company generates at least US$2,800,000 in gross revenue for the twelve months from January 1, 2010 to December 31, 2010; (ii) one-third of the shares if the Company generates at least US$1,500,000 in gross revenue for the six months from January 1, 2011 to June 30, 2011; and (iii) one-third of the shares if the Company generates at least US$1,500,000 in gross revenue for the six months July 1, 2011 to December 31, 2011. In the event that the Company does not achieve any one of the performance targets specified above, then Mr. Li may purchase the shares for $1.10 per share.

On October 1, 2009, Capital Melody also entered into an Entrustment Agreement with Li Qiang, pursuant to which, Capital Melody authorizes Li Qiang to act on behalf of it, as exclusive agents and attorneys in-fact with respect to all matters concerning Capital Melody’s rights as a shareholder.

(3)	Includes warrants to purchase 500,000 shares of our common stock.

(4)
Includes warrants to purchase 358,500 shares of our common stock. As the manager of HPCG Trunkbow Investment, LLC, the general partner of HPCG Trunkbow Holdings L.P., Christopher Jensen has the power to vote and dispose of the common stock.

(5)	Includes a warrant to purchase 100,000 shares of our common stock. Cory Roberts has the power to vote and dispose of the common stock held by Bay Peak LLC

Item 5. Directors and Executive Officers.

Set forth below is information regarding our current directors and executive officers.

Name	Age	Position
Dr. Hou WanChun	44	Chairman of the Board of Directors
Li Qiang	41	Chief Executive Officer and Director
Ye Yuan Jun	30	Chief Financial Officer
Dr. An ChungMing	68	Chief Strategist
Bao Jihong	45	Chief Marketing Officer and Director
Wang Xin	31	Chief Technology Officer and Director
Cory Roberts	45	Director
Albert Liu	37	Director
Regis Kwong	47	Independent Director
Dr. Tan Kok Hui	48	Independent Director
Iris Geng	46	Independent Director
Dr. Lv Ting Jie	54	Independent Director
Huang Zhaoxing	64	Independent Director
Li Dong	42	Independent Director
Larry Gilmore	47	Independent Director

Hou WanChun, Chairman and Co-Founder. Dr. Hou has been our Chairman of the Board since February 10, 2010. Dr. Hou founded Trunkbow in 2001 and holds over 120 patents for telecom applications. He was previously a visiting scholar at Beijing Telecommunications University. Dr. Hou was also a research fellow at Shandong University and later became guest research fellow at Bell Labs in the US. He obtained his BS, MS and PhD in mathematics from Shandong University. Dr. Hou is the company’s founder and has a vast telecommunications, engineering and research experience. We believe that he provides the Board of Directors with unique insight into the technical aspects of our business and that is intimately familiar with the day-to-day operations of the Company.

Li Qiang, Chief Executive Officer, Director and Co-Founder. Mr. Li has been our Chief Executive Officer since March 1, 2010. Mr. Li founded Trunkbow in 2001 and is an entrepreneur with extensive business knowledge of the telecom market. Prior founding Trunkbow with Dr. Hou, Mr. Li was a director at the National Tax Bureau overseeing technology companies in Jinan, Shandong. He currently holds three patents for telecom applications. Mr. Li graduated from Shandong Tax University and obtained his MBA from Nanyang University in Singapore.  Mr. Li is a co-founder of the Company and we believe that he possesses a thorough understanding of our business from top to bottom We believe that Mr. Li provides the Board of Directors with valuable insight into our entire business operations.

Ye Yuan Jun, Chief Financial Officer. Ms. Ye has been our Chief Financial Officer since January 1, 2010. Prior to joining the Company, Ms. Ye was a senior audit manager in Bernstein & Pinchuk LLP. Ms. Ye was with Deloitte Touche Tohmatsu for over six years in auditing before she joined Bernstein & Pinchuk LLP. Ms. Ye obtained her BA in accounting from Guangdong University of Foreign Studies.

Dr. An ChungMing, Chief Strategist. Dr. An has over 30 years of experience in the telecom industry. He was most recently a VP at CDMA Development Group supporting its operations in the Southeast Asia and the Greater China region. Previous to that, Dr. An was the CEO at Asia Pacific Broadband Wireless from 2002 to 2006, where he lead the management team. He was the President at Mobitai Communications, a GSM operator in Taiwan, from 1998 to 2002. Dr. An started his professional career with Bell Labs in 1978 and would go on to hold various technical and managerial positions until 1998. He was an Associate Professor for 9 years at Seton Hall and John Hopkins University. Dr. An obtained his PhD in Mathematics from University of Pennsylvania.

Bao Jihong, Chief Marketing Officer and Director. Mr. Bao has been a member of the Board of Directors since March 1, 2010. He has over 20 years of telecom marketing experience. He started his career with China Electronic Corporation, a provider of software and hardware systems to China’s telecom operators, where he was the head of telecom application marketing. Mr. Bao obtained his BS and MS from Peking University in Information Management. Mr. Bao joined us in 2005 and has a rich experience with Chinese telecom market. We believe that Mr. Bao provides the Board of Directors with unique insight into the marketing of our business.

Wang Xin, Chief Technology Officer and Director. Mr. Wang has been a member of the Board of Directors since March 1, 2010. He has been working in the telecom industry for over 8 years with extensive experience in the development of mobile applications with intelligent network. He has been part of the development team for the original Color Ring Back Tone application and led the successful development for mobile applications in logistic industry for Rapid ID in the US. Mr. Wang obtained his BS in applied mathematics from Shandong University. Mr. Wang joined us in 2001 and has an extensive engineering experience in the telecom sector. As leader of our R&D team, we believe that Mr. Wang provides the Board of Directors with unique insight into the research and development of new technology in the telecom field.

Cory Roberts, Director. Mr. Roberts has been a member of our Board of Directors since August 28, 2008 and President since August 28, 2008, and resigned as president on February 10, 2010. Mr. Roberts has an 18 year career in finance that spans investment management and investment banking. In 2004, he established Bay Peak LLC, a privately held investment firm, as managing director, where he is responsible for evaluating, negotiating, structuring and executing complex investments transactions. He holds a B.A. in Business Finance from the University of Oklahoma. We believe that Mr. Roberts’s vast experience in finance and investment banking provides him a unique and valuable expertise from which he can draw to help advise the Board of Directors.

Albert Liu, Director. Mr. Liu has been a member of the Board of Directors since March 1, 2010. Mr. Liu joined VeriFone in October 2008, as Senior Vice President, General Counsel and Corporate Secretary where he is responsible for overseeing all of VeriFone’s legal matters. In this capacity he also serves as Chief Compliance Officer. Prior to joining VeriFone, he was Vice President, Legal and Corporate Development, and Company Secretary for NETGEAR, Inc., a provider of networking solutions, since October 2004. Mr. Liu also previously served as General Counsel, Director of Human Resources and Secretary of Turnstone Systems, Inc., a supplier of digital subscriber line testing equipment and General Counsel and Secretary for Yipes Enterprise Services, a provider of Ethernet connectivity services. Mr. Liu began practicing law with the firm of Sullivan & Cromwell in New York, advising clients on all aspects of corporate and securities law, leading public and private securities offerings, and negotiating and finalizing venture capital investments and contracts. Before entering the legal field, he was a software engineer at Tandem Computers. He holds dual degrees in Computer Science and Political Science from Stanford University and a J.D (magna cum laude) from the University of California, Hastings College of the Law. He is a member of the State Bar of California. We believe that Mr. Liu’s professional background as an attorney in the U.S. and his experience as General Counsel and CCO of VeriFone will enable him to provide the Board of Directors with valuable advice on our corporate governance matters and our SEC compliance.

Regis Kwong, Director and Compensation, Nomination Committee Chair. Mr. Kwong has been a member of the Board of Directors since March 1, 2010. He has over 25 years experience with leading global telecom services providers. He started his career with GTE (now Verizon) where he became the Head of Operations in China. Mr. Kwong also served as Vice President and General Manager for GTS China. After GTS, Mr. Kwong founded Terremark Asia, a subsidiary of Terremark Worldwide (NASDAQ: TMRK). Mr. Kwong became Chief Executive Officer of Jingwei International, a US public company in 2005 where he oversaw all of the company’s business operations. Mr. Kwong received his B.S. and Masters Degree in Computer Engineering from California Polytechnic University in 1985 and 1987, respectively, and an M.B.A. from Rutgers University in 1999. We believe that Mr. Kwong’s vast experience in the telecom industry and his experience with public companies will enable him to provide the Board of Director with valuable advice on industry matters and with our SEC compliance.  From April 2007 through July 2009 Mr. Kwong served on the board of directors of Jingwei International Limited.  From March 2006 through April 2007 served on the board of directors of CGI Group Inc.

Dr. Tan Kok Hui, Director and Audit Committee Chair. Dr. Tan Kok Hui has been a member of the Board of Directors since March 1, 2010. Dr. Tan is an Associate Professor of Banking and Finance and Associate Dean of Nanyang Business School, Nanyang Technological University, Singapore. Dr. Tan graduated from Arizona State University with a PhD in International Finance. His research areas include risk management, derivatives, market microstructure, merger and acquisition, international finance, and fixed income. He was a sole consultant to Singapore’s DBS Bank DBS Family of Bond Indices. From 2004 to 2006, he was appointed as a member for the Singapore Commercial Affairs Department Panel of Experts on Securities Offences. Since 2000, he has been a senior advisor to a consulting firm in China dealing in the capital market. Dr. Tan qualifies as an “audit committee financial expert,” defined in the rules and regulations of the Securities Exchange Act of 1934, as amended. We believe that Dr. Tan’s expertise in international finance makes him uniquely qualified to serve as a member of the Board of Directors and as Chair of the Audit Committee.

Iris Geng, Director and Member of Audit Committee. Ms. Geng has been a member of the Board of Directors since March 1, 2010. Ms. Geng is currently an international independent investor in Hong Kong.. She was the Managing Director of CRE Beverage Company Ltd in Hong Kong and served as a member of local industry (mainly Tea and Canned Food) chamber of commerce. She has over 25 years experience in supply chain management and procurement operation. Ms. Geng has an MBA degree from the University of San Francisco, USA. We believe that Ms. Geng’s experience working in and managing large international companies provides her a unique perspective from which she can offer her advice to the Board.

Dr. LV Ting Jie, Director. Dr. Lv has been a member of the Board of Directors since March 1, 2010. Dr. Lv is a Professor of Business at the Beijing University of Posts and Telecommunication and a Visiting Professor at Tsinghua University. Dr. Lv is also the Chairman and CEO of NuoTai Consulting Company. We consider Dr. Lv to be an expert on China’s telecom business and we believe that his scholarly research on business and economics will be valuable to the Board of Directors.

Huang Zhaoxing, Director.
Mr. Huang has been a member of the Board of Directors since February 10, 2010. Mr. Huang has extensive experience in the telecom equipment industry. He is currently a general engineer at Hangzhou Telisheng Technology Co., Ltd., where he is responsible for strategic oversight of their R&D team. He was the General Manager of Zhejiang Telecom Equipments Factory from 1989 to 2005, the Chairman of Zhejiang Telecom Equipments Factory and UTStarcom Hangzhou Telecom Co., Ltd. from 1991 to 1997 and the Deputy Chairman of UTStarcom Hangzhou Telecom Co., Ltd. from 1997 to 2002. He also served as the workshop manager and technology officer from 1972 to 1988 and the Vice General Manager of Zhejiang Telecom Equipments Factory from 1988 to 1989. Mr. Huang obtained his BS in radio engineering from Zhejiang University in July of 1970. We believe that Mr. Huang’s telecom hardware engineering background provides him with valuable expertise from which he can draw to help advise the Board of Directors.

Li Dong, Director. Mr. Li has been a member of the Board of Directors since February 10, 2010. He has over ten years of finance and security investment experience. In 2003, Mr. Li joined Beijing Qinchuangxin Tech-trading Co., Ltd. acting as Vice General Manager, where he is responsible for overseeing corporate finance and investing activities. Mr. Li obtained his BS in Industrial and Civil Architecture from Beijing University of Technology in 1993. We believe that Mr. Li’s experience with finance and capital markets provides him with valuable expertise from which he can draw to help advise the Board of Directors.

Larry Gilmore, Director. Larry Gilmore has been a member of the Board of Directors since February 10, 2010. Mr. Gilmore is currently VP Corporate Strategy of Yongye International, Inc., where he is responsible for SEC compliance and investor relations. Prior to joining Yongye, Gilmore was SVP of operations for Asia Standard Energy from 2005 to 2007, where he was responsible for raising investment and corporate oversight of finance and accounting activities. Mr. Gilmore served as Managing Director of GC Global from 2001 to 2004, assisting large organizations undertake large scale change initiatives. Previously, he was the Manager of Human Resources at Alcatel and a Senior Consultant at Deloitte and Touche. We believe that Mr. Gilmore’s experience as an investor in the US public markets and as a director of Yongye International, a US publicly-traded company, make Mr. Gilmore uniquely qualified to advise the Board on matters related to SEC compliance, listing and continued listing on a national securities exchange, internal controls over financial reporting and other corporate governance matters.

Item 6. Executive Compensation.

Compensation of Officers

The following table sets forth all cash compensation paid by Trunkbow, as well as certain other compensation paid or accrued, in 2009, to each of the following named executive officers.

Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Li Qiang Chief Executive Officer	2009	56,000	8,800	0	0	64,800

During each of the last fiscal years, none of our other officers had salary and bonus greater than $100,000. In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

We do not have employment agreements with any of our officers. We formed a Compensation Committee consisting of the independent directors on March 1, 2010. In the future, the compensation for executive officers will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors, but may participate in the Company’s incentive compensation program. Our Independent Directors receive an annual stipend in a range of between 15,000 and 60,000 per year plus reimbursement of travel related fees.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

On February 1, 2010, we entered into a Master Engagement Agreement with VeriFone, Inc. (“VeriFone”). Pursuant to the terms of the agreement, we submitted a binding, non-cancellable purchase order to VeriFone covering an initial order of $5 million, which was paid in full upon execution of the agreement, of VeriFone’s point of sale systems for deployment in China as part of its rollout. VeriFone beneficially owns 2,500,000 shares of our common stock and warrants to purchase up to 500,000 shares of our common stock.

At December 31, 2009 and 2008, amount due from directors consisted of:

	December 31, 2009	December 31, 2008

Amount due from Mr. Qiang Li	$904,581	$447,026
Amount due from Mr. Wan Chun Hou	1,183,587	737,090
Amount due from Mr. Yue Lou	-	22,703

	$2,088,168	$1,206,819

These amounts consisted of personal loans to the directors pursuant to a written repayment agreement with a subsidiary of Trunkbow, with fixed repayment terms varying upon the circumstances, generally six-twelve months, without interest.

At December 31, 2009 and 2008, amount due to directors consisted of:

	December 31, 2009	December 31, 2008

Amount due to Mr. Yue Lou	$24,430	$-

Item 8.        Legal Proceedings.

In the normal course of business, we are subject to claims and litigation. We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is no established public trading market in our Common Stock. Our securities are not listed for trading on any national securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service.

Holders of Record

As of May 26, 2010, there were 496 holders of record of our Common Stock.

Dividends

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of the business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including current financial condition, operating results, current and anticipated cash needs and regulations governing dividend distributions by wholly-foreign owned enterprises in China.

Item 10. Recent Sales of Unregistered Securities.

As more fully described in Item 1 above, concurrent with the Share Exchange, (i) we entered into a the Purchase Agreement with the Investors for the sale of an aggregate of 8,447,575 Investor Shares and 1,689,515 Investor Warrants, for aggregate gross proceeds equal to $16,895,150 and (ii) the BP5 Warrant Investors exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of Common Stock.

Merriman Curhan Ford & Co. acted as the exclusive financial advisor and placement agent in the February 2010 Offering and received (i) a cash fee and expense reimbursement equal to $1,568,090.50 and (ii) warrants to purchase 561,104 at an exercise price of $2.00 per share.

The issuance of the Investor Shares was exempt from registration pursuant to either Section 4(2) of, or Regulation D and/or Regulation S, promulgated under the Securities Act of 1933, as amended (“Securities Act”) and the issuance to the BP5 Warrant Investors was not subject to registration pursuant to applicable provisions of the Federal Bankruptcy Code. We have relied on the status of the Investors as (i) accredited investors under Regulation D, or (ii) non-US persons under Regulation S, as the case may be in claiming the exemption from registration of the Investor Shares, the securities sold in the February 2010 Offering, each of which such factual basis was the subject of representations favored from investments during the offering in the subscription documents.

Item 11. Description of Registrant’s Securities to be Registered.

Our current authorized capital stock consists of 190,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $.001 per share, of which 32,472,075 common shares and no preferred shares were issued and outstanding as of May 26, 2010.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. To date, no dividends have been declared. All shares issued in the company are of the same class, and have equal liquidation, preference, and adjustment rights.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any additional preferred stock is authorized and issued. All outstanding shares of our common stock are, and the shares underlying all options and warrants and convertible securities will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

Warrants

We have warrants issued to purchase 2,805,519 shares of common stock at an exercise price of $2.00. The warrants have a five year term.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, telephone number (800) 937-5449.

Item 12. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)           a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)           a violation of  criminal law (unless  the  director  had reasonable cause to believe that his or her conduct was lawful or no reasonable  cause to believe that his or her conduct was unlawful);

(3)           a transaction from which the director derived an improper personal profit; and

(4)           willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)           such indemnification is expressly required to be made by law;

(2)           the proceeding was authorized by our Board of Directors;

(3)           such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)           such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses  incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,  by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding,  promptly  following  request.  This advanced of  expenses  is to be made upon  receipt of an  undertaking  by or on behalf of such person to repay said amounts  should it be ultimately  determined that  the  person  was not  entitled  to be  indemnified  under  our  bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action,  suit or proceeding,  whether civil, criminal,  administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum  consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable,  a  quorum of disinterested  directors so directs, by independent  legal  counsel in a written  opinion,  that the facts  known to the decision- making  party  at the time  such  determination  is made  demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a)  List separately all financial statements filed as part of the registration statement.

Pro Forma Earning Per Share Statement

Unaudited Notes to Pro Forma Earning Per Share Statement

Consolidated Balance Sheets as of December 31, 2009 and 2008

Consolidated Statements of Income and Comprehensive Income as of December 31, 2009 and 2008

Consolidated Statements of Cash Flows as of December 31, 2009 and 2008

Consolidated Statements of Changes in Stockholders ’ Equity as of December 31, 2009 and 2008

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008

Consolidated Balance Sheets as of March 31, 2010 and 2009

Consolidated Statement of Operations and Comprehensive Income (Loss) as of March 31, 2010 and 2009

Consolidated Statements of Cash Flows as of March 31, 2010 and 2009

Notes To The Consolidated Financial Statements as of March 31, 2010 and 2009

(b)  Exhibits.

Exhibit No.	Description

2.1	Share Exchange Agreement, dated as of January 27, 2010.

3.1	Amended Articles of Incorporation.

3.2	Bylaws

4.1	Form of Investor Warrant.

4.2	Registration Rights Agreement, dated as of February 10, 2010

10.1	Subscription Agreement, dated as of February 10, 2010.

10.2	Make Good Escrow Agreement.

10.3	Form of Director Repayment Agreement

21	Subsidiaries of the Registrant

23.1	Consent of Bernstein & Pinchuk LLP

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TRUNKBOW INTERNATIONAL HOLDINGS
LIMITED

Date: June 3, 2010	By:	/s/ Qiang Li

Qiang Li, Chief Executive Officer

Pro Forma Earnings Per Share Statement

The following pro forma earnings per share statement has been derived from the income statement of Trunkbow International Holdings Limited for the fiscal years ended December 31, 2009 and 2008 and adjusts such information to give the effect that the acquisition by Bay Peak 5 as if the acquisition had occurred on the first day of the fiscal year ended December 31, 2009 or December 31, 2008.  The pro forma earnings per share statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated on the first day of the fiscal year ended December 31, 2009 or December 31, 2008.

PRO FORMA EARNINGS PER SHARE
(In thousands, except for number of shares and per share data)
(Unaudited)

	Trunkbow	Trunkbow
	International	International
	Holdings Ltd	Holdings Ltd
	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
Net income	$8,293	$5,072

Other comprehensive income
Foreign currency translation adjustment	(93)	159

Comprehensive income	$8,200	$4,913

Earnings per Share
Basic and diluted	$0.26	$0.16

Weighted average number of common shares outstanding
Basic and diluted	32,472,075	32,472,075

Unaudited Notes to Pro Forma Earnings Per Share Statement

The weighted average number of common shares outstanding used in the calculation of pro forma earning per share comprised the common shares issued in the following transactions, the warrants issued in the following transactions might potentially dilute basic earning per share in the future, but which were excluded in the computation of pro forma diluted earning per share in the years presented because they are deemed to be anti-dilutive.  As the Company is not a public company, the Company estimated its fair value per share would be the common share issuance price in the following transactions (2) which is $2 per share.  As the exercise price per share of the warrants is equal to the estimated fair value per share of the common stock, there is no dilutive effect from the warrants issued.

1)	The original number of share of common stock holding by the investors of Bay Peak 5 (the “Company”, “we”) before the following transactions is 1,687,112

2)
In February 2010 the entered into a Share Exchange Agreement (the “Exchange Agreement”) with Trunkbow International Holdings Limited, a company organized under the laws of the British Virgin Islands (“Trunkbow International”), the shareholders of Trunkbow International(the “Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Trunkbow International (the “Trunkbow Shares”), and the principal shareholder of the Company (“Principal Shareholder”).  Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to the Company all of the Trunkbow Shares in exchange for the issuance of 19,562,888 (the “Shares”) shares of our common stock (the “Share Exchange”).  As a result of the Share Exchange, Trunkbow International became our wholly-owned subsidiary.

1

3)	Purchase Agreement

Concurrent with the Share Exchange, (i) we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale of an aggregate of 8,447,575 shares (the “Investor Shares”) and 1,689,515 warrants (the “Investor Warrants”), for aggregate gross proceeds equal to $16,895,150 (the “Offering”) and (ii) certain holders of outstanding warrants of the Company issued to creditors and claimants of visitalk.com, Inc. in accordance with such company’s Chapter 11 reorganization plan, referred to herein as the “BP5 Warrant Investors” exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of Common Stock (“BP5 Warrant Financing”).

4)
Merriman Curhan Ford & Co. acted as the exclusive financial advisor and placement agent in the Offering and received warrants to purchase 561,104 at an exercise price of $2.00 per share, along with a cash fee and expense reimbursement equal to $1,568,090.50.

5)
After giving effect to the Share Exchange, the sale of common stock in the Offering and the BP5 Warrant Financing referred to above, the Company has 32,472,075 shares outstanding at a par value of $0.001 per share. (i) existing shareholders of Trunkbow  International owned approximately 60.25% of the Company’s outstanding Common Stock, (ii) purchasers of Common Stock in the Offering owned approximately 26.01% of the Company’s outstanding Common Stock (including 7.7% owned by VeriFone, Inc.) , (iii) the holders of BP5 Warrants owned approximately 8.54% of the Company’s outstanding Common Stock  and (iv) the pre-existing shareholders of BP5 owned approximately 5.2% of the Company’s outstanding Common Stock.

Summary of the number of shares of common stock and warrants issued from the above transactions:

		Share of Common stock issued	Share of Warrant issued

Original investor in BP5	(1)	1,687,112	-
Share exchange agreement	(2)	19,562,888	-
Purchase agreement	(3)(i)	8,447,575	1,689,515
Purchase agreement	(3)(ii)	2,774,500	554,900
Merriman Curhan Ford & Co	(4)	-	561,104
Total		32,472,075	2,805,519

2

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Trunkbow International Holdings Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of Trunkbow International Holdings Limited and Subsidiaries (“the Company”) as of December 31, 2009 and December 31, 2008, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009 and December 31, 2008. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, bur not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and December 31, 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 and December 31, 2008, in conformity with accounting principles generally accepted in the Unites States of America.

New York, New York
March 31, 2010

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As at December 31
	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$3,305,473	$490,959
Accounts receivable	10,455,284	656,536
Loans receivable and other current assets, net	1,085,655	1,251,853
Due from directors	2,088,168	1,206,819
Inventories	307,182	-
Total current assets	17,241,762	3,606,167

Property and equipment, net	39,817	56,600
Long-term receivables	-	108,192
	$17,281,579	$3,770,959

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$331,654	$415,884
Accrued expenses and other current liabilities	603,266	272,170
Due to directors	24,430	-
Contingently convertible notes	5,000,000	-
Taxes payable	1,561,599	1,622,427
	7,520,949	2,310,481

Commitments and contingencies (Note 18 )	-	-

STOCKHOLDERS’ EQUITY
Common Stock: par value USD1.00, authorized 50,000 shares, issued and outstanding 10,000 shares at December 31, 2009	10,000	-
Additional paid-in capital	1,332,802	1,242,802
Appropriated retained earnings	1,010,486	27,518
Unappropriated retained earnings	8,002,477	692,463
Accumulated other comprehensive income	(595,135)	(502,305)
Total stockholders’ equity	9,760,630	1,460,478
	$17,281,579	$3,770,959

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years ended December 31,
	2009	2008

Revenue	$13,468,581	$12,924,255
Less: Business tax and surcharges	38,624	511,924
Net revenue	13,429,957	12,412,331

Cost of revenue	2,220,577	3,645,429

Gross Margin	11,209,380	8,766,902

Operating expenses
Selling and distribution expenses	533,633	429,067
General and administrative expenses	1,877,732	1,677,055
Research and development expenses	435,712	532,473
	2,847,077	2,638,595

Income from operations	8,362,303	6,128,307

Other income (expense)
Interest income	350	2,591
Interest expense	(66,016)	(4,482)
Other income	-	122,003
Other expenses	(3,655)	(16,768)
	(69,321)	103,344

Income before income tax expense	8,292,982	6,231,651
Income tax expense	-	1,160,137
Net income	8,292,982	5,071,514

Other comprehensive loss
Foreign currency translation adjustment	(92,830)	(158,929)

Comprehensive income	$8,200,152	$4,912,585

Weighted average number of common shares outstanding
Basic and diluted	10,000	10,000
Earnings per share
Basic and diluted	829.30	507.15

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008

Cash flows from operating activities
Net income	$8,292,982	$5,071,514
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20,362	148,934
Loss on disposal of property and equipment	1,281	2,078
Reclassification of fixed assets to inventory sold	-	524,417
Provision for doubtful debts	366,912	-
Changes in operating assets and liabilities:
Accounts receivable	(9,791,845)	(259,894)
Other receivables and current assets	(146,360)	1,764,452
Inventories	(307,017)	-
Accounts payable	(85,218)	(694,554)
Accrued expenses and other current liabilities	383,859	(6,636,312)
Amount due to directors	24,417
Taxes payable	(64,827)	1,182,275

Net cash flows (used in) provided by operating activities	(1,305,454)	1,102,910

Cash flows from investing activities
Acquisition of property and equipment	(4,729)	-
Collection from loans to third parties	57,070	81,890
Increase in amount due from directors	(877,876)	(526,824)
Decrease in long term receivables	-	22,566

Net cash flows used in investing activities	(825,535)	(422,368)

Cash flows from financing activities
Proceeds from issuance of common stock	100,000	-
Repayment of loans from third parties	(53,618)	(789,278)
Repayment of long-term payables	-	(143,632)
Proceeds from issuance of contingently convertible notes	5,000,000	-

Net cash flows provided by (used in) financing activities	5,046,382	(932,910)

Effect of exchange rate fluctuation on cash and cash equivalents	(100,879)	36,220

Net increase (decrease) in cash and cash equivalents	2,814,514	(216,148)

Cash and cash equivalents - beginning of year	490,959	707,107

Cash and cash equivalents - end of year	3,305,473	490,959

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$4,482
Cash paid for income taxes	$263	$-

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock		Additional paid-in	Appropriated retained	Unappropriated retained	Accumulated other comprehensive
	Shares	Amount	Capital	earnings	earnings	loss	Total

Balance at January 1, 2008	5,000,000	$640,885	$601,917	$-	$(4,351,533)	$(343,376)	$(3,452,107)
Net income			-	-	5,071,514	-	5,071,514
Reorganization	(5,000,000)	(640,885)	640,885	-	-	-	-
Appropriation of statutory surplus reserve			-	27,518	(27,518)	-	-
Foreign currency Translation adjustment			-	-	-	(158,929)	(158,929)
Balance at December 31, 2008	-	-	$1,242,802	$27,518	$692,463	$(502,305)	$1,460,478

Net income			-	-	8,292,982	-	8,292,982
Issue of shares	10,000	$10,000	90,000	-	-	-	100,000
Appropriation of statutory surplus reserve			-	982,968	(982,968)	-	-
Foreign currency Translation adjustment			-	-	-	(92,830)	(92,830)
Balance at December 31, 2009	10,000	$10,000	$1,332,802	$1,010,486	$8,002,477	$(595,135)	$9,760,630

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

The accompanying consolidated financial statements include the financial statements of Trunkbow International Holdings Limited (the “Company”), and its subsidiaries and Variable Interest Entity (“VIEs”), Trunkbow (Asia Pacific) Investment Holdings Limited (“Trunkbow Hong Kong”), Trunkbow Asia Pacific (Shandong) Limited (“Trunkbow Shandong”), Trunkbow Asia Pacific (Shenzhen) Limited (“Trunkbow Shenzhen”) and Trunkbow Technologies (Shenzhen) Company Limited (“Trunkbow Technologies”). The Company and its subsidiaries and VIE are collectively referred to as the “Group”. Details of the Company’s subsidiaries and VIE are as follows:

Trunkbow International Holdings Limited (the “Company”) was established in the British Virgin Islands (“BVI”) on July 17, 2009. The Company itself has no significant business operations and assets other than holding of equity interests in its subsidiaries and VIE through a series of reorganization activities described below (the “Reorganization”).

Trunkbow (Asia Pacific) Investment Holdings Limited (“Trunkbow Hong Kong”) was established as an Investment Holding Company in Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) on July 9, 2004.

Trunkbow Asia Pacific (Shandong) Company, Limited (“Trunkbow Shandong”) was established as a wholly foreign owned enterprise on December 10, 2007 in Jinan, Shandong Province, the PRC by Trunkbow Hong Kong. The registered capital of Trunkbow Shandong is HK$20,000,000 (equivalent to US$2,866,965) and fully invested by December 31, 2009. The registered capital of Trunkbow Shandong was subsequently increased to HK$100,000,000 by board resolution dated November 11,2009. As at February 24, 2010, HK$46,591,679 (equivalent to US$6,000,000) was invested. The remaining registered capital shall be invested before December 4, 2011. Trunkbow Shandong is principally engaged in research and development of application platforms for mobile operators in China.

Trunkbow Asia Pacific (Shenzhen) Company, Limited (“Trunkbow Shenzhen”) was established as a wholly foreign owned enterprise on June 7, 2007 in Shenzhen, Guangdong Province, the PRC by Trunkbow Hong Kong. The registered capital of Trunkbow Shenzhen is HK$1,000,000 (equivalent to US$128,304) and was fully invested in 2007. Trunkbow Shandong is principally engaged in research and development of application platforms for mobile operators in China.

Trunkbow Technologies (Shenzhen) Company, Limited (“Trunkbow Technologies”) was established as a limited liability company on December 4, 2001 in Shenzhen, Guangdong Province, the PRC. The registered capital of Trunkbow Technologies is RMB5,000,000 (equivalent to US$601,917) and was fully invested in 2004. Trunkbow Technologies is principally engaged in research and development of application platforms for mobile operators in China as well as wireless application systems for the international market.

Trunkbow Technologies was controlled by the three shareholders, with ownership of 40% by Mr. Wanchun Hou, 30% by Mr. Qiang Li (collectively “the Control Group”), and 30% by Mr. Liangyao Xie (“Mr. Xie”), respectively  prior to a reorganization (“the Reorganization”) in December 2007.

Trunkbow International Holdings Limited   (the “Company”) has an authorized share capital of 50,000 shares with par value of US$1 each. On September 16, 2009. 10,000 shares of the company was issued to certain investors at a subscription price US$10 each share.

As part of the reorganization, on September 16, 2009, the entire issued share capital of Trunkbow (Asia Pacific) Investment Holdings Limited (“Trunkbow Hong Kong”), comprising 5,000,000 shares with par value of HK$1 each, was transferred to the company at a total consideration of HK$2. The Company itself has no significant business operations and assets other than holding of equity interests in its subsidiaries and VIE after the whole series of reorganization activities mentioned above.

Effective control over Trunkbow Technologies was transferred to Trunkbow Shandong (the wholly-owned subsidiary of the Company) through a series of contractual arrangements without transferring legal ownership in Trunkbow Technologies (see Note 2). As a result of these contractual arrangements, Trunkbow Shandong maintained the ability to approve decision made by Trunkbow Technologies and was entitled to substantially all of the economic benefits of Trunkbow Technologies.  Therefore, the Company consolidates Trunkbow Technologies in accordance with Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and its related interpretations (including but not limited to ASC 840-10, “Consolidation of All Majority—Owned Subsidiaries”, and ASC 810-10., “Consolidation of Variable Interest Entities”).  The Control Group controlled Trunkbow Technologies during all periods presented; therefore the Reorganization is accounted for as a transaction between entities under common control in a manner similar to pooling of interests. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of presentation

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b)	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and all its subsidiaries and VIE. All transactions and balances between the Company and its subsidiaries and VIE have been eliminated upon consolidation.

In December 2007, a series of agreements were entered into amongst Trunkbow Shandong (a wholly-owned subsidiary of the Company), Trunkbow Technologies and the Control Group, providing Trunkbow Shandong the ability to control Trunkbow Technologies, including its financial interest as described below.

Trunkbow Technologies entered into a ten year “Exclusive Business Cooperation Agreement” with Trunkbow Shandong to appoint Trunkbow Shandong as its exclusive services provider to provide comprehensive technical support, business support and related consulting services. Trunkbow Technologies pays the consulting and service fees which equal to 100% of the net profit, respectively to Trunkbow Shandong within the effective period of the “Exclusive Business Cooperation Agreement”.

To ensure Trunkbow Technologies to fully fulfill their obligations under the “Exclusive Business Cooperation Agreement”, the Control Group and Mr. Xie signed the “Share Pledge Agreement” and the “Power of Attorney” with Trunkbow Shandong to pledge all of its interests in Trunkbow Technologies to Trunkbow Shandong respectively, and irrevocably authorized Trunkbow Shandong as sole exclusive agent to act on their behalf to exercise the rights relating to its shareholding, including but not limited to voting rights, within the effective period of the “Exclusive Business Cooperation Agreement”.  Trunkbow Technologies as party of this agreement agreed to the grant by the Control Group and Mr. Xie of the Equity Interest Pledge and exercising shareholding rights to Trunkbow Shandong.

The Control Group and Mr. Xie also signed an “Exclusive Option Agreement” with Trunkbow Shandong to ensure that the Control Group irrevocably agreed that, on the condition that it is permitted by the PRC laws, Trunkbow Shandong has the right to purchase, or designate one or more persons to purchase the Control Group’s equity interests in Trunkbow Technologies once or at multiple times at any time in part or in whole at Trunkbow Shandong’s sole and absolute discretion and at the agreed price stipulated in the agreement.  Trunkbow Technologies as a party of this agreement agreed to the grant by the Control Group and Mr. Xie of the Exclusive Equity Interest Purchase Option to Trunkbow Shandong.

The Control Group and Mr. Xie have also signed “Loan Agreements” with Trunkbow Shandong. Under these loan agreements, Trunkbow Shandong has made interest-free loans in aggregate of RMB5,000,000 to the Control Group solely for them to fund the capitalization of Trunkbow Technologies. The loans can only be repaid upon the transfers of the equity interests in Trunkbow Technologies from the Control Group and Mr. Xie to Trunkbow Shandong and the use of the proceeds from such transfers to repay the loans. These agreements are for a ten year term, subject to acceleration and extension in accordance with the terms therein.

With the above agreements, the Company demonstrated its ability to control Trunkbow Technologies, which is under the common control and management of the Control Group after the Reorganization.

Share Transfer Agreements
On September 21, 2009, the controlling shareholders of the Company are Capital Melody Limited, a company registered in BVI, (“Capital Melody”), who holds 38.75% of the Company’s common stock, and Chief Honour Investments Limited, a company registered in BVI, (“Chief Honour”), who holds 43.75% of the Company’s common stock. The sole registered shareholder of both Capital Melody and Chief Honour is Mr. Chi Weng Lao, who owns 10,000 common stock of Capital Melody and Chief Honour, entered into share transfer agreements with the Control Group individuals respectively, pursuant to which, upon the satisfaction of certain conditions, the Control Group individuals have the option to purchase up the 10,000 shares of Capital Melody and Chief Honour owned by Mr. Chi Weng Lao, at a purchase price of US$ 1 per share (the par value of both companies’ common stock).  Under the terms of the share transfer agreement, Mr. Qiang Li will have the right to purchase the shares of Captial Melody and Mr. Wan Chun Hou will have the right to purchase the shares of Chief Honour as follows: (1) one-third of the shares when the Group will generate at least US$2,800,000 of the gross revenue for twelve months commencing from January 1, 2010 to December 31, 2010 (the “Performance Period I”);  (2) one-third of the shares when the Group will generate at least US$1,500,000 of the gross revenue for six months commencing from January 1, 2011 to June 30, 2011 (the “Performance Period II”); (3) one-third of the shares when the Group generates at least US$1,500,000  of the gross revenue for six months commencing from July 1, 2011 to December 31, 2011 (the “Performance Period III”). In the event that the Group does not achieve the performance targets specified above, then the Control Group individuals may exercise the Option at the Alternative Exercise Price (which is US$ 1.10 per share), on the date that the Acquisition has been completed or abandoned.  Each Control Group individual may purchase one-third of the total number of shares that he or she is eligible to purchase under the share transfer agreement upon the satisfaction of each condition described above. If the Control Group individuals purchase all shares eligible for purchase under the share transfer agreement, the Control Group will become the Company’s controlling shareholders.

Entrustment Agreement
On October 1, 2009, the Control Group individuals also entered an Entrustment Agreement with Cheif Honour and Capital Melody collectively, pursuant to which, based on the 82.5% equity interest held in the Group directly or indirectly, Cheif Honour and Capital Melody entrusts the Control Group to manage the Group companies to the extent provided below:

Cheif Honour and Capital Melody irrevocably authorizes the Control Group to act on behalf of them, as exclusive agents and attorneys in-fact with respect to all matters concerning Cheif Honour’s and Capital Melody’s shareholding, during the life of this Agreement, including the rights as follows:

●	Attending the shareholders’ meetings;

●
Exercising all shareholder’s rights and shareholder’s voting rights enjoyed by Cheif Honour and Capital Melody under the laws and the articles of associations of the Company and each Group Companies, (collectively “the Group”) including without limitation voting for and making decisions on the increase or reduction of the authorized capital/registered capital, issuing company bonds, merger, division, dissolution, liquidation of the Group or change of Group’ type, amendment to the articles of association of the Group.

●	Designating and appointing the legal representatives (the chairman of the Board), directors, supervisors, general managers and other senior officers of the Group.

The Control Group also agrees and confirms that they shall act in concert with one another when exercising all of their rights (including but not limited to the voting rights) authorized to them in this Agreement.

The Entrustment Period commences on the execution date of this agreement and shall be effective within a period of 10 years.  During the Entrustment period, this agreement shall not be rescinded or terminated by any party unless unanimously agreed by all parties.

With the above agreements, the Company demonstrated its ability to control Trunkbow Shandong and Trunkbow Shenzhen, which are under the common control and management of the Control Group after the Reorganization.

Foreign currency translation

The functional currency of the Company is United States dollars (“US$”), and the functional currency of Trunkbow Hong Kong is Hong Kong dollars (“HK$”).  The functional currency of the Company’s PRC subsidiaries and VIE is the Renminbi (“RMB’), and PRC is the primary economic environment in which the Company operates.

For financial reporting purposes, the financial statements of the Company’s PRC subsidiaries and VIE, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar (“U.S. dollar”). Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders' equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the determination of net income of the consolidated financial statements for the respective periods.

c)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

d)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held at call with banks. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

e)	Accounts receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Group did not have any off-balance-sheet credit exposure relating to its customers, suppliers or others. As of December 31, 2009 and December 31, 2008, management has determined that no allowance for doubtful accounts is required.

f)	Inventory

Inventories represent hardware and equipment and are stated at the lower of cost or market value, determined using the specific identification method.

g)	Property and equipment, net

Furniture and office equipment, electronic equipment and telecommunication equipment are recorded at cost less accumulated depreciation. Depreciation is calculated on the straight-line method after taking into account their respective estimated residual values over the following estimated useful lives:

Years
Furniture and office equipment	5
Electronic equipment	5

Depreciation expense is included in cost of revenues, selling and distribution expenses, and general and administrative expenses.

When furniture and office equipment, electronic equipment and telecommunication equipment are retired or otherwise disposed of, resulting gain or loss is included in net income or loss in the year of disposition for the difference between the net book value and proceeds received thereon.  Maintenance and repairs which do not improve or extend the expected useful lives of the assets are charged to expenses as incurred.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value. There were no impairment losses in the period/year ended December 31, 2009 and 2008.

h)	Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivables from third and related parties, other receivables, other current assets, accounts payable, other payables and amount due to related parties, approximate their fair values due to their short term nature.
The fair value is estimated by discounting the future cash flow using an interest rate which approximated the rate for which the financial institution would charge borrowers with similar credit ratings and remaining maturities.

i)	Revenue recognition

The Group derives revenues from the MVAS Technology Platforms and Mobile Payment Solutions in the form of providing system integration, sales of software, patent licensing and maintenance services.

System integration

For the system integration, the Group signs contracts with telecommunication and mobile operators and system integrators to install and integrate the Group's software with the hardware and software purchased from third-party suppliers.

Deliverables of system integration include: software, hardware, integration, installation, training. No PCS  arrangement is included in system integration. The provision of services is substantially completed, i.e., when the Group purchases the hardware and software from third-party suppliers, integrates them together with the Group’s programs and software, and provides installation and training to customers, customers sign the final acceptance confirmation.

System integration includes a significant software portion.  The software is not regarded as incidental to the provision of services as a whole because the marketing of such services focuses on the internally developed technologies included in the software.  Therefore, ASC 985-605, "Software Revenue Recognition", is applicable for these services.  The Group cannot establish vendor-specific objective evidence of the fair values of the deliverables; therefore, according to ASC 985-605, revenue is recognized when the last deliverable in the arrangement is delivered and when all of the following criteria have been met:

(1)	Persuasive evidence of an arrangement exists;
(2)	Delivery has occurred;
(3)	The vendor's fee is fixed or determinable; and
(4)	Collectibility is probable.

Sales of software

The Group sells software relating to mobile payment and value-added service for its customers.

The Group recognize revenue in accordance with ASC 985-605, (formerly Statement of Position (“SOP”) 97-2 Software Revenue Recognition, as amended and interpreted by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions), as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants and Staff Accounting Bulletin No. 104, Revenue Recognition, that provides further interpretive guidance for public companies on the recognition, presentation and disclosure of revenue in financial statements. No PCS arrangement is included in software sales.

The Group generally recognizes revenue from software and system services when all of the following criteria have been met:

(1)	Persuasive evidence of an arrangement exists;
(2)	Delivery has occurred;
(3)	The vendor's fee is fixed or determinable; and
(4)	Collectibility is probable.

Patent licensing

The Group enters into contracts with local system integrators who further contract with telecommunication and mobile operators, and provides these system integrators with our patents which permit the system integrators to use the Group's patents.  The system integrators pay the Group a one-time license fee for obtaining the programs and technologies.  According to the contracts, these integrators are responsible for the construction and maintenance of the system platform while the Group assists these integrators during construction in form of  providing technologies and programs.  No PCS is offered in the patent licensing arrangement. When the construction of system platform is completed, these integrators perform examination and sign the final acceptance.

Patent licensing revenues are recognized when all revenue recognition criteria according to ASC 985-605 have been met, which is symbolized by the issuance of the final acceptance.

Maintenance services

Revenue derived from technical support contracts primarily includes telephone consulting, on-site support, product updates, and releases of new versions of products previously purchased by the customers, as well as error reporting and correction services. Maintenance contracts are typically sold for a separate fee with initial contractual period of one year with renewal for additional periods thereafter. Technical support service revenue is recognized ratably over the term of the service agreement.

j)	Cost of revenues

Cost of revenues primarily includes cost of equipment and software purchased from third parties and labor costs.

k)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places their cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally does not require collateral or other security from customers.  The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors relevant to determining the credit risk of specific customers.  The amount of receivables ultimately not collected by the Group has generally been consistent with management's expectations and the allowance established for doubtful accounts.

Details of the customers accounting for 10% or more of total revenues are as follows:
	Years ended December 31,
Customer	2009	2008
	%	%
A	23.14
B	21.81
C	20.13
D	15.83
E		59.82
F		21.55

Details of the customers accounting for 10% or more of accounts receivable are as follows:

	Years ended December 31,
Customer	2009	2008
	%	%
A	30.72
B	19.16
C	15.53
D	19.76
G	10.85
E		26.66
H		39.41
I		14.74

k)	Research and development expenses

Research and development costs are incurred in the development of technologies in mobile value added service platform and mobile payment system, including significant improvements and refinements to existing products and services.  The Group applies Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed".  In particular, nearly all of the research and development expenditure incurred since the Group's formation has been to establish the technological feasibility of the Group's software and techniques.  As a result, all research and development costs are expensed as incurred.

l)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases.  Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

m)	Taxation

Income taxes

The Group follows the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income statement in the period that includes the enactment date. The Group had no deferred tax assets and liabilities recognized for any of the nine months ended September 30, 2009 and for the year ended December 31, 2008.

Value added taxes

The Company’s PRC subsidiaries and VIE are subject to value-added tax (“VAT”) on sales. In Trunkbow Technologies, the VAT is calculated at a rate of 17% on revenues from sales of hardware and software as well as the installation and system integration services which are deemed as mixed-sale of goods and thus subject to VAT. Trunkbow Shandong and Trunkbow Shenzhen are small scale tax payers and the VAT is calculated at a rate of 3% on revenues.

Business tax and surcharges
The Company’s PRC subsidiaries and VIE are also subject to business tax at a rate of 5% on technical services revenues.

n)	Uncertain tax positions

The Group adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the years ended December 31, 2009 and 2008, the Group did not have any interest and penalties associated with tax positions and the Group did not have any significant unrecognized uncertain tax positions.

The Company’s subsidiaries and VIE are subject to taxation in PRC and other tax jurisdictions. There is no ongoing examination by taxing authorities at this time. Various tax years during 2001 and 2009 of the Company’s subsidiaries and VIE remain open in the relevant taxing jurisdictions.

o)	Earnings per share

Earning per share is calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing income attributable to holders of common stock by the weighted average number of common shares considered to be outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

p)	Appropriated Retained Earnings

The income from the Company’s subsidiaries and VIE is distributable to its owners after transfer to statutory reserves as required by relevant PRC laws and regulations and the company’s Articles of Association.  As stipulated by the relevant laws and regulations in the PRC, the Company’s subsidiaries and VIE is required to maintain a statutory surplus reserve fund which is non-distributable to shareholders.  Appropriations to such reserve are 10% of net profit after taxation determined in accordance with generally accepted accounting principles of the PRC.

Statutory surplus reserve fund is established for the purpose of offsetting accumulated losses, enlarging productions or increasing share capital.  The appropriation may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital.

q)	Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets are the cumulative foreign currency translation adjustments.

r)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “ Accounting for Contingencies” , the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

s)	Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board ("FASB") issued FASB Accounting Standards Codification ("ASC") as the sources of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants.  All nongrandfathered non-SEC accounting literature not included in ASC is deemed nonauthoritative.  ASC is effective for financial statements issued for interim and annual financial periods ending after September 15, 2009.  On July 1, 2009, the Group adopted the new guidelines and numbering system prescribed by ASC when referring to U.S. GAAP.  As ASC was not intended to change or alter existing U.S. GAAP, there was no material impact on the Group's consolidated financial position or results of operations upon the adoption of ASC.

In April 2009, FASB issued three authoritative pronouncements that are intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities.

•
FASB Staff Positions ("FSP") FAS 157-4, " Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly ", as incorporated into ASC 820, provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased.  This pronouncement also includes guidance on identifying circumstances that indicate a transaction is not orderly.

•
FSP FAS 115-2 and FAS 124-2, " Recognition and Presentation of Other-Than-Temporary Impairments ", as incorporated into ASC 320, amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements.

•
FSP FAS 107-1 and APB 28-1, " Interim Disclosures About Fair Value of Financial Instruments ", as incorporated into ASC 825, require disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements of publicly traded companies.

These three pronouncements are effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  Earlier adoption for periods ending before March 15, 2009 is not permitted.  The Group adopted these three pronouncements on April 1, 2009, and there was no material impact on the Group's consolidated financial position or results of operations upon the adoption of them.

In June 2009, the FASB issued SFAS No. 167, " Amendments to FASB Interpretation No. 46(R)" , as incorporated into ASC 810, on accounting and disclosure requirements for consolidation of variable interest entities.  The pronouncement requires an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity.  This analysis identifies the primary beneficiary of a variable interest entity as one with the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and the obligation to absorb losses of the entity that could potentially be significant to the variable interest.  The revised guidance retains the scope of previously issued pronouncement, but added entities previously considered qualifying special-purpose entities since the concept of these entities is eliminated by FASB, as discussed above.  The pronouncement is effective for financial statements to be issued for fiscal years beginning after November 15, 2009 with earlier adoption prohibited.  The Group does not expect the adoption of the revised guidance will have a material impact on its consolidated financial position or results of operations.

In September 2009, the FASB reached a consensus on ASU 2009-13, Revenue Recognition (ASC 605) - Multiple-Deliverable Revenue Arrangements .  This pronouncement was issued in response to practice concerns related to accounting for revenue arrangements with multiple deliverables under the existing pronouncement.  The pronouncement modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered.  It eliminates the requirement that all undelivered elements must have either: i) vendor-specific objective evidence ("VSOE") or ii) third-party evidence ("TPE"), before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered.  In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements.  Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity's estimated selling price.  The residual method of allocating arrangement consideration has been eliminated.  The pronouncement is effective for fiscal years beginning on or after June 15, 2010.  Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement's effective date or (2) retrospectively for all periods presented.  Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods' revenue, income before taxes, net income, and earnings per share.  The Group is in the process of assessing the potential impact of the adoption of the pronouncement may have on its consolidated financial position or results of operations.

In September 2009, the FASB reached a consensus on ASU 2009-14, Software (ASC 985) - Certain Revenue Arrangements That Include Software Elements .  This pronouncement would amend the existing pronouncement to exclude from their scope all tangible products containing both software and non-software components that function together to deliver the product's essential functionality.  That is, the entire product (including the software deliverables and non-software deliverables) would be outside the scope of ASC 985-605 and would be accounted for under other accounting literature (e.g., ASC 605-25).  The new pronouncement includes factors that entities should consider when determining whether the software and non-software components function together to deliver the product's essential functionality and are thus outside the revised scope of ASC 985-605.  In addition, the new pronouncement includes examples illustrating how entities would apply the revised scope provisions.  The pronouncement is effective for fiscal years beginning on or after June 15, 2010.  Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement's effective date or (2) retrospectively for all periods presented.  Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods' revenue, income before taxes, net income, and earnings per share.  The Group is in the process of assessing the potential impact of the adoption of the pronouncement may have on its consolidated financial position or results of operations.

In January 2010, the FASB reached a consensus on ASU 2010-02, Consolidation (ASC 810) - Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification . This pronouncement clarifies certain conditions which need to apply to this pronouncement, and it also expands disclosure requirements for the deconsolidation of a subsidiary or derecognition of a group of assets. This pronouncement is effective in the period in which an entity adopts the authoritative guidance on noncontrolling interests in consolidated financial statements. If an entity has previously adopted the guidance on noncontrolling interests in consolidated financial statements, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. Retrospective application to the first period that an entity adopted the guidance on noncontrolling interests in consolidated financial statements is required. The Group adopted the pronouncement on January 1, 2009, and there was no material impact on the Group's consolidated financial position or results of operations upon the adoption of this pronouncement.

In January 2010, the FASB reached a consensus on ASU 2010-06, Fair Value Measurements and Disclosures (ASC 820) - Improving Disclosures about Fair Value Measurements.  This pronouncement would amend the disclosure requirements related to recurring and nonrecurring fair value measurements.  The pronouncement requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers.  Additionally, the pronouncement requires a roll forward of activities on purchases, sales, issuances, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements).  The pronouncement is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchases, sales, issuances, and settlements in the roll forward activities for Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Group is in the process of assessing the potential impact of the adoption of the pronouncement may have on its consolidated financial position or results of operations.

3.	CASH AND CASH EQUIVALENTS

At December 31, 2009 and 2008, cash and cash equivalents consisted of:

	December 31, 2009	December 31, 2008

Cash	$503	$11,196
Bank Deposits	3,304,970	479,763
	$3,305,473	$490,959

4.	ACCOUNTS RECEIVABLE

At December 31, 2009 and 2008, accounts receivable consisted of:

	December 31, 2009	December 31, 2008

Accounts receivable	$10,455,284	$656,536

Up to March 30, $5,904,246 was collected. Management has determined that no allowance for doubtful accounts is required.

5.	LOANS RECEIVABLE AND OTHER CURRENT ASSETS

Loans receivable and other current assets of the Group are non-interest bearing loans to third parties on behalf of the Group for business purpose with no fixed payment terms, and deposits paid to suppliers for purchases of goods.
Loans receivable and other current assets at December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009	December 31, 2008

Advances to suppliers	$7,580	$4,668

Deposits	18,320	21,006

Loans to third parties (net of $366,912 allowance for doubtful debt in 2009)	796,688	1,151,091

Staff advances	10,243	73,527

Prepaid expenses	241,713	-

Others	11,111	1,561

	$1,085,655	$1,251,853

Movement of allowance for doubtful debt:
US$

December 31, 2008	-
Provision	366,912
Reverse	-
December 31, 2009	366,912

No allowance for doubtful debt  was provided for the year ended December 31, 2008.
We identified the amount due from Shanghai Yiren was uncollectable and full provision of $366,912 was provided at December 31, 2009.

Loans to third parties are short-term and non-interest bearing.

6.	AMOUNT DUE FROM DIRECTORS

a)	At December 31, 2009 and 2008, amount due from directors consisted of:

	December 31, 2009	December 31, 2008

Amount due from Mr. Qiang Li	$904,581	$447,026
Amount due from Mr. Wan Chun Hou	1,183,587	737,090
Amount due from Mr. Yue Lou	-	22,703

	$2,088,168	$1,206,819

Amount due from directors are short-term, non-interest bearing. Up to March 30, $999,971 was paid back by the directors and the rest outstanding balance will be settled before April 10, 2010.

b)	At December 31, 2009 and 2008, amount due to directors consisted of:

	December 31, 2009	December 31, 2008

Amount due to Mr. Yue Lou	$24,430	$-

7.	INVENTORIES

At December 31, 2009 and 2008, inventories consisted of:

	December 31, 2009	December 31, 2008

System integration hardware	$307,182	$-

	$307,182	$-

8.	PROPERTY, AND EQUIPMENT, NET

Property and equipment of the Group mainly consists of furniture and office equipment and electronic equipment located in the PRC.
Property and equipment as of December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009	December 31, 2008

Furniture and office equipment	$47,637	$47,033
Electronic equipment	63,868	79,539
	$111,505	$126,572
Less: Accumulated depreciation	$71,688	$69,972
	$39,817	$56,600

Depreciation expense for the years ended December 31, 2009 and 2008 were USD20,362 and USD148,934, respectively.

9.	LONG-TERM RECEIVABLE

	December 31, 2009	December 31, 2008

Long-term receivable	$-	$108,192

Long-term   receivable was a   non-interest bearing loan to a third party.

10.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The breakdowns of accrued expenses and other current liabilities as of December 31, 2009 and 2008 are as follows:

	December 31, 2009	December 31, 2008

Accrued payroll	$56,719	$17,814
Advance from customers	48,265	7,584
Loans from third parties	146,259	199,877
Prepayment by staff	93,772	-
Accrued expenses	166,016	-
Others	92,235	46,895

	$603,266	$272,170

Loans to third parties are short-term and non-interest bearing.

11.	CONTINGENTLY CONVERTIBLE NOTES

	December 31, 2009	December 31, 2008

Bridgeway Asset Management Limited	$1,000,000	$-
Bay Peak LLC	2,000,000	-
Mengyuan Song	2,000,000	-

	$5,000,000	$-

The contingently convertible notes are convertible into the common stocks issued by BP5, the subsequent parent company, upon the consummation of the public listing or the share exchange (note 19(1)) and are due within two to six months with 12% annual interest rate.  The balance is fully settled subsequently either by payment in cash or by conversion into the common stocks of BP5 (note 19(4)).

12.	TAXES PAYABLE

	December 31, 2009	December 31, 2008

Value Added Tax Payable	$314,326	$352,657
Income Tax Payable	1,247,273	1,248,316
Others	-	21,454

	$1,561,599	$1,622,427

13.	INCOME TAXES

(a) Corporation Income Tax ("CIT")

    (i) the Company and Trunkbow Hong Kong

Under the current laws of the BVI and Hong Kong, the Company and Trunkbow Hong Kong are not subject to income taxes.  Additionally, upon payments of dividends by the Company to its shareholders, no BVI or Hong Kong withholding tax will be imposed.

(ii) PRC subsidiaries and VIE

The subsidiaries and VIE incorporated in the PRC are generally subject to a corporate income tax rate of 33% prior to January 1, 2008 or 25% post that date except for those subsidiaries and VIE that enjoy tax holidays or preferential tax treatment, as discussed below.

Effective from January 1, 2008, a new Enterprise Income Tax Law, or the New EIT Law combines the previous income tax laws for foreign invested and domestic invested enterprises in China by adopting a unified tax rate of 25% for most enterprises.

Trunkbow Shandong (“WFOE”)

Trunkbow Shandong, being incorporated in the PRC, is governed by the income tax law of the PRC and is subject to PRC enterprise income tax. The statutory income tax rate for the year ended December 31, 2008 was 25%.
On October 16, 2009, Trunkbow Shandong was certified as a software enterprise by Shandong Economic and Information Technology Committee. Pursuant to the PRC tax laws, newly established and certified software enterprises are entitled to tax preferential policies of full exemption from income tax for the first two years and a 50% reduction for the next three years, commencing from the first profit-making year after offsetting all tax losses carried forward from the previous five years The first profit making year for Trunkbow Shandong was 2009. On January 7, 2010, Trunkbow Shandong obtained the official approval from the tax bureau of Shandong Province Jinan City High-tech Industry Development Zone on the preferential tax exemption.
Pursuant to the aforementioned taxation laws, Trunkbow Shandong was exempt from income tax for the years ended December 31, 2009 and 2010, and thereafter, a half tax rate of 12.5% will be enacted for the years ended December 31, 2011, 2012 and 2013.

    Trunkbow Shenzhen (“WFOE”)

Trunkbow Shenzhen, being incorporated in Shenzhen, a special economic zone in the PRC, is entitled to preferential income tax rate of 15% in 2007. According to the pronouncement of tax bureau, for companies established after March 16, 2007, the income tax rate will be immediately raised to the unified tax rate of 25% started from January 1, 2008. As Trunkbow Shenzhen was established on June 7, 2007, the income tax rate from year 2008 on will be 25%.

    Trunkbow Technologies

Trunkbow Technologies is registered in Shenzhen, a special economic zone in the PRC, which is entitled to preferential income tax rates of 18% and 15% in 2008 and 2007 respectively.  According to the pronouncement of tax bureau, for companies established before March 16, 2007,  the income rate will gradually increase to 25% within 4 years, 20% in 2009, 22% in 2010, 24% in 2011 and 25% from 2012.

The following is a reconciliation of tax computed by applying the statutory income tax rate to PRC operations to income tax expenses for the year ended December 31, 2009 and 2008 respectively:

	2009	2008

PRC statutory tax rate	25%	25%
Accounting income before tax	$8,553,059	$6,231,651
Computed expected income tax expense	2,138,265	1,557,913
Tax rate difference*	-	(451,165)
Non-deductible expenses	-	11,650
Loss from subsidiaries	349,627	41,739
Tax exemption	(2,487,892)	-

Income tax expenses	$-	$1,160,137

* The statutory income tax rate of Trunkbow Technologies for the two years ended December 31, 2008 was 18%. Therefore, the reconciliation was for the difference between the PRC statutory tax rate and the statutory tax rate of Shenzhen city.

14.	RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiaries and VIE. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries and VIE.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company’s PRC subsidiaries and VIE are restricted in their ability to transfer a portion of their net assets to the Company.

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC operating entities as determined pursuant to PRC generally accepted accounting principles, totaling approximately US$ 4,607,672 as of December 31, 2009.

15.	REVENUES AND COST OF REVENUES

For the years ended December 31, 2009 and 2008, revenues and cost of revenues consisted of:

	Years Ended December 31,
	2009	2008
Gross Revenues
System integration	$8,496,191	$10,951,741
Software sales	2,243,537	878,853
Patent licensing	1,986,913	-
Maintenance service	741,940	1,093,661
	13,468,581	12,924,255
Less:
Business tax and surcharges	38,624	511,924

Cost of Revenues
Equipment costs	2,040,591	3,411,233
Labor Costs	179,986	234,196
	2,220,577	3,645,429

Gross margin	$11,209,380	$8,766,902

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, trade accounts receivable, prepayments and other receivables, amounts due from related parties, amounts due to related parties, and accrued liabilities and other payables, approximate their fair values because of the short maturity of these instruments.

17.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$124,324 and US$ 101,830 for the years ended December 31, 2009 and 2008 respectively.

18.	COMMITMENTS AND CONTINGENCIES

1) Leasing Arrangements
The Company leases office space under a lease agreement with a term expiring in June 2012. The lease may be cancelled by either party with 30-days prior written notice.

Future minimum rental payments under this operating lease are as follows:

Office Rental

Year ending December 31,2010	221,064
Year ending December 31,2011	189,235
Year ending December 31,2012	122,145
Year ending December 31,2013	31,342
Total	$563,786

The office rental commitments include a rental agreement signed on January 7, 2010.

2) Contingently convertible notes

The notes shall be convertible only following consummation of the next qualified financing, IPO, or sale of the Company into a number of shares of common stock of BP5, the subsequent parent company (Note 19(1)), therefore, the beneficial conversion feature is measured at issuance of the notes but not recorded until the contingency is resolved.  Since the conversion feature was contingent on a non-market event and the value of the conversion shares was not fixed, the embedded conversion feature was not recorded as a liability as of December 31, 2009.

19.	SUBSEQUENT EVENTS

1) Share Exchange Agreement

On February 10, 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Bay Peak 5 Acquisition Corp. (“BP5”), a company incorporated in the State of Nevada, the shareholders of the Company (the “Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Trunkbow (the “Trunkbow Shares”), and the principal shareholder of the BP5(“Principal Shareholder”).  Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to BP5 all of the Trunkbow Shares in exchange for the issuance of 19,562,888 (the “Shares”) shares of our common stock (the “Share Exchange”). As a result of the Share exchange, the Company became BP5’s wholly-owned subsidiary.

2) Purchase Agreement

Concurrent with the Share Exchange, (i) we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale of an aggregate of 8,447,575 shares (the “Investor Shares”) and 1,689,515 warrants (the “Investor Warrants”), for aggregate gross proceeds equal to $16,895,150 (the “Offering”) and (ii) certain holders of outstanding warrants of the Company issued to creditors and claimants of visitalk.com, Inc. in accordance with such company’s Chapter 11 reorganization plan, referred to herein as the “BP5 Warrant Investors” exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of Common Stock (“BP5 Warrant Financing”).

Merriman Curhan Ford & Co. acted as the exclusive financial advisor and placement agent in the Offering and received warrants to purchase 561,104 at an exercise price of $2.00 per share, along with a cash fee and expense reimbursement equal to $1,568,090.50.

After giving effect to the Share Exchange and Purchase Agreements, the sale of common stock in the Offering and the BP5 Warrant Financing, the Company has 32,472,075 shares outstanding at a par value of $0.001 per share. (i) existing shareholders of Trunkbow owned approximately 60.25% of the Company’s outstanding Common Stock, (ii) Investors of Common Stock in the Offering owned approximately 26.01% of the Company’s outstanding Common Stock , (iii) the holders of BP5 Warrants owned approximately 8.54% of the Company’s outstanding Common Stock  and (iv) the pre-existing shareholders of BP5 owned approximately 5.2% of the Company’s outstanding Common Stock .

3) Capital injection in Trunkbow Shandong

In accordance with the board resolution dated November 11, 2009, the registered capital of Trunkbow Shandong was increased from HKD20,000,000 to HKD100,000,000. As of Feb 24, 2010, HK$46,591,679 (equivalent to US$6,000,000) was invested and verified by Shandong Tianyuan Tongtai CPA Ltd.

4) Repayment of $5,000,000 Contingently convertible notes

Among the $5,000,000 contingently convertible notes (note 11), $1,000,000 was repaid in cash to Bridgeway in March 2010, $1,000,000 was repaid in cash to Bay Peak LLC in Feb 2010, and another $1,000,000 was converted to 500,000 shares at $2.00 per share as a result of the share exchange. And the convertible notes of $2,000,000 issued to Mengyuan Song were convertible to 1,000,000 shares at $2.00 per share as a result of the private placement.

5) Master Engagement Agreement

On February 1, 2010, the Company entered into a Master Engagement Agreement with VeriFone, Inc. (“VeriFone”).  Pursuant to the terms of the agreement, the Company has submitted a binding, non-cancellable purchase order to VeriFone covering an initial order of $5 million of VeriFone’s point of sale systems for deployment in China as part of its rollout.  VeriFone beneficially owns 2,500,000 shares of our common stock and warrants to purchase up to 500,000 shares of our common stock.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	Unaudited
ASSETS
Current assets
Cash and cash equivalents	$13,098,334	$3,305,473
Accounts receivable	8,190,130	10,455,284
Loans receivable and other current assets, net	10,328,534	1,085,655
Due from directors	1,914,270	2,088,168
Inventories	501,102	307,182
Total current assets	34,032,370	17,241,762

Property and equipment, net	204,195	39,817
Long-term prepayment	587,802	-
	$34,824,367	$17,281,579

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$96,829	$331,654
Accrued expenses and other current liabilities	468,355	603,266
Due to directors	24,434	24,430
Contingently convertible notes	-	5,000,000
Taxes payable	1,661,385	1,561,599
	2,251,003	7,520,949

Commitments and contingencies (Note 18 )	-	-

STOCKHOLDERS’ EQUITY
Preferred Stock: par value USD0.001, authorized 10,000,000 shares, issued and outstanding nil at March 31, 2010 and December 31, 2009	-	-
Common Stock: par value USD0.001, authorized 190,000,000 shares, issued and outstanding 32,472,075 shares at March 31, 2010 and 19,562,888 at December 31, 2009	32,472	19,563
Additional paid-in capital	21,384,050	1,323,239
Appropriated retained earnings	1,010,486	1,010,486
Unappropriated retained earnings	10,645,291	8,002,477
Accumulated other comprehensive loss	(498,935)	(595,135)
Total stockholders’ equity	32,573,364	9,760,630
	$34,824,367	$17,281,579

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months ended March 31,
	2010	2009
	Unaudited	Unaudited

Revenues	$4,031,752	$210,937
Less: Business tax and surcharges	128,937	10,956
Net revenues	3,902,815	199,981

Cost of revenues	179,548	60,199

Gross margin	3,723,267	139,782

Operating expenses
Selling and distribution expenses	195,655	203,585
General and administrative expenses	640,890	204,962
Research and development expenses	111,257	117,169
	947,802	525,716

Income (loss) from operations	2,775,465	(385,934)

Other income (expense)
Interest income	939	127
Interest expense	(126,782)	-
Other expenses	(6,808)	(29)
	(132,651)	98

Income (loss) before income tax expense	2,642,814	(385,836)
Income tax expense	-	-
Net income (loss)	2,642,814	(385,836)

Other comprehensive gain
Foreign currency translation fluctuation	96,199	1,640

Comprehensive income (loss)	$2,739,013	$(384,196)

Weighted average number of common shares outstanding
Basic and diluted	32,472,075	19,562,888
Earnings (loss) per share
Basic and diluted	$0.08	$(0.02)

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2010	2009
	Unaudited	Unaudited
Cash flows from operating activities
Net income (loss)	$2,642,814	$(385,836)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,974	5,865
Changes in operating assets and liabilities:
Accounts receivable	2,266,860	328,007
Loans receivable and other current assets	(3,067,098)	474,502
Inventories	(193,873)	(7,986)
Long-term prepayment	(587,808)	-
Accounts payable	(234,881)	(97,015)
Accrued expenses and other current liabilities	11,274	34,332
Taxes payable	99,536	(39,599)

Net cash flows provided by operating activities	942,798	312,270

Cash flows from investing activities
Acquisition of property and equipment	(170,348)	(53)
Payment on loans to third parties	(6,175,701)	(422,988)
Increase (decrease) in amount due from directors	174,236	(286,042)
Decrease in long-term receivables	-	108,312

Net cash flows used in investing activities	(6,171,813)	(600,771)

Cash flows from financing activities
Proceeds from issuance of common stock(net off finance costs)	17,073,720	-
(Repayment of) collection from loans from third parties	(146,284)	124,150
Repayment of contingently convertible notes	(2,000,000)	-

Net cash flows provided by financing activities	14,927,436	124,150

Effect of exchange rate fluctuation on cash and cash equivalents	94,440	(5,587)

Net increase (decrease) in cash and cash equivalents	9,792,861	(169,938)

Cash and cash equivalents - beginning of period	3,305,473	490,959

Cash and cash equivalents - end of period	13,098,334	321,021

Supplemental disclosure of cash flow information
Cash paid for interest	$126,782	$-
Cash paid for income taxes	$-	$-

Supplemental disclosure of noncash financing activities
Conversion of contingently convertible notes to common stock	$3,000,000	$-

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Trunkbow International Holdings Limited (formerly named as Bay Peak 5 Acquisition Corp. (“BP5”)) (the “Company”), was incorporated in the State of Nevada on September 3, 2004. The Company was formed as part of the implementation of the Chapter 11 reorganization plan (the “Visitalk Plan”) of visitalk.com, Inc. (“Visitalk.com”), a former provider of VOIP services. The Visitalk Plan was deemed effective by the Bankruptcy Court on September 17, 2004 (the “Effective Date”). On September 22, 2004, Visitalk.com was merged into VCC, which was authorized as the reorganized debtor under the Visitalk Plan.

In February 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Trunkbow International Holdings Limited, a company organized under the laws of the British Virgin Islands (“Trunkbow”), the shareholders of Trunkbow (the “Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Trunkbow (the “Trunkbow Shares”), and the principal shareholder of the Company (“Principal Shareholder”).  Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to the Company all of the Trunkbow Shares in exchange for the issuance of 19,562,888 (the “Shares”) shares of our common stock (the “Share Exchange”).  As a result of the Share Exchange, Trunkbow became our wholly-owned subsidiary.  After giving effect to the Share Exchange, the sale of common stock in the Offering referred to below and the BP5 Warrant Financing referred to below (i) existing shareholders of Trunkbow owned approximately 60.25% of the Company’s outstanding Common Stock, (ii) purchasers of Common Stock in the Offering owned approximately 26.01% of the Company’s outstanding Common Stock (including 7.7% owned by VeriFone, Inc.), (iii) the holders of BP5 Warrants owned approximately 8.54% of the Company’s outstanding Common Stock  and (iv) the pre-existing shareholders of BP5 owned approximately 5.2% of the Company’s outstanding Common Stock.

Concurrent with the Share Exchange, (i) we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale of an aggregate of 8,447,575 shares (the “Investor Shares”) and 1,689,515 warrants (the “Investor Warrants”), for aggregate gross proceeds equal to $16,895,150 (the “Offering”) and (ii) certain holders of outstanding warrants of the Company issued to creditors and claimants of visitalk.com,. in accordance with the Visitalk Plan, referred to herein as the “BP5 Warrant Investors” exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of Common Stock (“BP5 Warrant Financing”).

The Company’s wholly owned subsidiary, Trunkbow, was established in the British Virgin Islands (“BVI”) on July 17, 2009, with no significant business operations and assets other than holding of equity interests in its subsidiaries and VIE.

Trunkbow’s wholly owned subsidiary, Trunkbow (Asia Pacific) Investment Holdings Limited (“Trunkbow Hong Kong”) was established as an Investment Holding Company in Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) on July 9, 2004.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Trunkbow Asia Pacific (Shandong) Company, Limited (“Trunkbow Shandong”) was established as a wholly foreign owned enterprise on December 10, 2007 in Jinan, Shandong Province, the PRC by Trunkbow Hong Kong. The registered capital of Trunkbow Shandong is HK$100,000,000 (equivalent to US$12,880,151) and US$8,866,965 was invested by February 24, 2010. The remaining registered capital shall be invested before December 4, 2011. Trunkbow Shandong is principally engaged in research and development of application platforms for mobile operators in China.

Trunkbow Asia Pacific (Shenzhen) Company, Limited (“Trunkbow Shenzhen”) was established as a wholly foreign owned enterprise on June 7, 2007 in Shenzhen, Guangdong Province, the PRC by Trunkbow Hong Kong. The registered capital of Trunkbow Shenzhen is HK$1,000,000 (equivalent to US$128,304) and was fully invested in 2007. Trunkbow Shenzhen is principally engaged in research and development of application platforms for mobile operators in China.

Trunkbow Technologies (Shenzhen) Company, Limited (“Trunkbow Technologies”) was established as a limited liability company on December 4, 2001 in Shenzhen, Guangdong Province, the PRC. The registered capital of Trunkbow Technologies is RMB5,000,000 (equivalent to US$601,917) and was fully invested in 2004. Trunkbow Technologies is principally engaged in research and development of application platforms for mobile operators in China as well as wireless application systems for the international market.

The Company, its subsidiaries and Variable Interest Entity are collectively referred to as the “Group”.

2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Change of reporting entity and basis of presentation

As a result of the Share Exchange on February 10, 2010, the former Trunkbow shareholders owned a majority of the common stock of the Company.  The transaction was regarded as a reverse merger whereby Trunkbow was considered to be the accounting acquirer as its shareholders retained control of the Company after the Share Exchange, although the Company is the legal parent company.  The share exchange was treated as a recapitalization of the Company.  As such, Trunkbow (and its historical financial statements) is the continuing entity for financial reporting purposes. Pursuant to the terms of the Share Exchange, BP5 was delivered with zero assets and zero liabilities at time of closing. Following the Share Exchange, the company changed its name from Bay Peak 5 Acquisition Corp. to Trunkbow International Holdings Limited. The financial statements have been prepared as if Trunkbow had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

The unaudited consolidated financial statements include the accounts of the Company, and its subsidiaries and Variable Interest Entity (“VIE”), Trunkbow, Trunkbow HongKong, Trunkbow Shandong, Trunkbow Shenzhen and Trunkbow Technologies.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X, as promulgated by the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and notes required by US GAAP for annual financial statements. However, management believes that the disclosures are adequate to ensure the information presented is not misleading.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of consolidated financial position as of March 31, 2010 and consolidated results of operations, and cash flows for the three month periods ended March 31, 2010 and 2009, as applicable, have been made. The interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

b)	Principles of Consolidation

The unaudited consolidated financial statements include the financial statements of all the subsidiaries and VIEs of the Company. All transactions and balances among the Company, its subsidiaries and VIE have been eliminated upon consolidation.

c)	FASB Establishes Accounting Standards Codification ™

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant SEC guidance organized using the same topical structure in separate sections within the Codification.

d)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

e)	Foreign currency translation

The functional currency of the Company is United States dollars (“US$”), and the functional currency of Trunkbow Hong Kong is Hong Kong dollars (“HK$”).  The functional currency of the Company’s PRC subsidiaries and VIE is the Renminbi (“RMB’), and PRC is the primary economic environment in which the Company operates.

For financial reporting purposes, the financial statements of the Company’s PRC subsidiaries and VIE, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar. Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders' equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the determination of net income of the consolidated financial statements for the respective periods.

f)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held at call with banks. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

g)	Accounts receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Group did not have any off-balance-sheet credit exposure relating to its customers, suppliers or others. As of March 31, 2010 and December 31, 2009, management has determined that no allowance for doubtful accounts is required.

h)	Inventory

Inventories represent hardware and equipment and are stated at the lower of cost or market value, determined using the specific identification method.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

i)     Property and equipment, net

Furniture and office equipment, electronic equipment and motor vehicles are recorded at cost less accumulated depreciation. Depreciation is calculated on the straight-line method after taking into account their respective estimated residual values over the following estimated useful lives:

Years
Motor vehicles	5
Furniture and office equipment	5
Electronic equipment	5

Depreciation expense is included in cost of revenues, selling and distribution expenses, and general and administrative expenses.

When furniture and office equipment, electronic equipment and motor vehicles are retired or otherwise disposed of, resulting gain or loss is included in net income or loss in the year of disposition for the difference between the net book value and proceeds received thereon.  Maintenance and repairs which do not improve or extend the expected useful lives of the assets are charged to expenses as incurred.

Impairment of long-lived assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of FASB ASC Subtopic 360-10, Property, Plant, and Equipment - Overall, (FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), long-lived assets, such as property, plant and equipment, and purchased intangible asset subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment of long-lived assets was recognized for the period ended March 31, 2010 and the year ended December 31, 2009.

j)     Fair value measurement

The Group applies the provisions of ASC Subtopic 820-10, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC Subtopic 820-10 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ASC Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Subtopic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC Subtopic 820-10 establishes three levels of inputs that may be used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

A discussion of the valuation technique used to measure the fair value of the warrant is provided in Note 14.

The Group did not have any nonfinancial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2010 and December 31, 2009.

k)	Revenue recognition

The Group derives revenues from the MVAS Technology Platform and Mobile Payment Solutions in the form of providing system integration, sales of software, patent licensing and maintenance services for the two services.

System integration

For the system integration, the Group signs contracts with telecommunication and mobile operators and system integrators to install and integrate the Group's software with the hardware and software purchased from third-party suppliers.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Deliverables of system integration include: software, hardware, integration, installation, training. No PCS arrangement is included in system integration. The provision of services is substantially completed, i.e., when the Group purchases the hardware and software from third-party suppliers, integrates them together with the Group’s programs and software, and provides installation and training to customers, customers sign the final acceptance confirmation.

System integration includes a significant software portion.  The software is not regarded as incidental to the provision of services as a whole because the marketing of such services focuses on the internally developed technologies included in the software.  Therefore, ASC 985-605, "Software Revenue Recognition", is applicable for these services.  The Group cannot establish vendor-specific objective evidence of the fair values of the deliverables; therefore, according to ASC 985-605, revenue is recognized when the last deliverable in the arrangement is delivered and when all of the following criteria have been met:

(1)	Persuasive evidence of an arrangement exists;
(2)	Delivery has occurred;
(3)	The vendor's fee is fixed or determinable; and
(4)	Collectability is probable.

Sales of software

The Group sells software relating to mobile payment and value-added service for its customers.

The Group recognize revenue in accordance with ASC 985-605, (formerly Statement of Position (“SOP”) 97-2 Software Revenue Recognition, as amended and interpreted by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions), as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants and Staff Accounting Bulletin No. 104, Revenue Recognition, that provides further interpretive guidance for public companies on the recognition, presentation and disclosure of revenue in financial statements. No PCS arrangement is included in software sales.

The Group generally recognizes revenue from software and system services when all of the following criteria have been met:

(1)	Persuasive evidence of an arrangement exists;
(2)	Delivery has occurred;
(3)	The vendor's fee is fixed or determinable; and
(4)	Collectability is probable.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Patent licensing

The Group enters into contracts with local system integrators who further contract with telecommunication and mobile operators, and provides these system integrators with our patents which permit the system integrators to use the Group's patents.  The system integrators pay the Group a one-time license fee for obtaining the programs and technologies.  According to the contracts, these integrators are responsible for the construction and maintenance of the system platform while the Group assists these integrators during construction in form of providing technologies and programs.  No PCS is offered in the patent licensing arrangement. When the construction of system platform is completed, these integrators perform examination and sign the final acceptance.

Patent licensing revenues are recognized when all revenue recognition criteria according to ASC 985-605 have been met, which is symbolized by the issuance of the final acceptance.

Maintenance services

Revenue derived from technical support contracts primarily includes telephone consulting, on-site support, product updates, and releases of new versions of products previously purchased by the customers, as well as error reporting and correction services. Maintenance contracts are typically sold for a separate fee with initial contractual period of one year with renewal for additional periods thereafter. Technical support service revenue is recognized ratably over the term of the service agreement.

l)     Cost of revenues

Cost of revenues primarily includes cost of equipment and software purchased from third parties and labor costs.

m)   Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places their cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally does not require collateral or other security from customers.  The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors relevant to determining the credit risk of specific customers.  The amount of receivables ultimately not collected by the Group has generally been consistent with management's expectations and the allowance established for doubtful accounts.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Details of the customers accounting for 10% or more of total revenues are as follows:
	Three months ended March 31,
Customer	2010	2009
	%	%
A	58.05
B	36.99
C		23.14
D		21.81
E		20.13
F		15.83

Details of the customers accounting for 10% or more of accounts receivable are as follows:

	As at March 31,	As at December 31,
Customer	2010	2009
	%	%
A	18.75
B	25.74
C	10.00	30.72
D	15.72	19.16
E	19.83	15.53
F		19.76
G		10.85

n)    Research and development expenses

Research and development costs are incurred in the development of technologies in mobile value added service platform and mobile payment system, including significant improvements and refinements to existing products and services.  The Group applies Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed".  In particular, nearly all of the research and development expenditure incurred since the Group's formation has been to establish the technological feasibility of the Group's software and techniques.  As a result, all research and development costs are expensed as incurred.

o)    Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases.  Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

p)	Taxation

Income taxes

The Group follows the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income statement in the period that includes the enactment date. The Group had no deferred tax assets and liabilities recognized for any of the three months ended March 31, 2010 and 2009.

Value added taxes

The Company’s PRC subsidiaries and VIE are subject to value-added tax (“VAT”) on sales. In Trunkbow Technologies and Trunkbow Shandong, the VAT is calculated at a rate of 17% on revenues from sales of hardware and software as well as the installation and system integration services which are deemed as mixed-sale of goods and thus subject to VAT. Trunkbow Shenzhen is a small scale tax payers and the VAT is calculated at a rate of 3% on revenues.

Business tax and surcharges

The Company’s PRC subsidiaries and VIE are also subject to business tax at a rate of 5% on technical services revenues.

q)	Uncertain tax positions

The Group adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the three months ended March 31, 2010 and the year ended December 31, 2009, the Group did not have any interest and penalties associated with tax positions and the Group did not have any significant unrecognized uncertain tax positions.

The Company’s subsidiaries and VIE are subject to taxation in PRC and other tax jurisdictions. There is no ongoing examination by taxing authorities at this time. Various tax years during the three months ended March 31, 2010 and the year ended December 31, 2009 of the Company’s subsidiaries and VIE remain open in the relevant taxing jurisdictions.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

r)	Earnings per share

Earning per share is calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing income attributable to holders of common stock by the weighted average number of common shares considered to be outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

s)	Appropriated Retained Earnings

The income from the Company’s subsidiaries and VIE is distributable to its owners after transfer to statutory reserves as required by relevant PRC laws and regulations and the Company’s Articles of Association.  As stipulated by the relevant laws and regulations in the PRC, the Company’s subsidiaries and VIE is required to maintain a statutory surplus reserve fund which is non-distributable to shareholders.  Appropriations to such reserve are 10% of net profit after taxation determined in accordance with generally accepted accounting principles of the PRC.

Statutory surplus reserve fund is established for the purpose of offsetting accumulated losses, enlarging productions or increasing share capital.  The appropriation may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital.

t)	Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets are the cumulative foreign currency translation adjustments.

u)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies”, the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

 TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.	CASH AND CASH EQUIVALENTS

At March 31, 2010 and December 31, 2009, cash and cash equivalents consisted of:

	March 31, 2010	December 31, 2009
	Unaudited
Cash	$5,348	$503
Bank Deposits	13,092,986	3,304,970
	$13,098,334	$3,305,473

4.	ACCOUNTS RECEIVABLE

At March 31, 2010 and December 31, 2009, accounts receivable consisted of:

	March 31, 2010	December 31, 2009
	Unaudited
Accounts receivable	$8,190,130	$10,455,284

Management has determined that no allowance for doubtful accounts is required.

5.	LOANS RECEIVABLE AND OTHER CURRENT ASSETS

Loans receivable and other current assets of the Group are non-interest bearing loans to third parties on behalf of the Group for business purpose, with no fixed payment terms, and deposits paid to suppliers for purchases of goods.

Loans receivable and other current assets at March 31, 2010 and December 31, 2009 are summarized as follows:

	March 31, 2010	December 31, 2009
	Unaudited
Advances to suppliers	$3,608,919	$7,580
Deposits	6,081	18,320
Loans to third parties (net of $366,912 allowance for doubtful debt in March 31, 2010 and December 31, 2009)	6,269,137	796,688
Staff advances	379,423	10,243
Prepaid expenses	51,266	241,713
Others	13,708	11,111
	$10,328,534	$1,085,655

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Movement of allowance for doubtful debt:

US$

December 31, 2009	366,912
Provision	-
Reversal	-
March 31, 2010	366,912

Loans to third parties are short-term and non-interest bearing, $4,442,833 was collected by May 25, 2010.

6.	AMOUNT DUE FROM (TO) DIRECTORS

a)	At March 31, 2010 and December 31, 2009, amount due from directors consisted of:

	March 31, 2010	December 31, 2009
	Unaudited
Amount due from Mr. Qiang Li	$1,020,614	$904,581
Amount due from Mr. Wan Chun Hou	893,656	1,183,587

	$1,914,270	$2,088,168

Amount due from directors are short-term, non-interest bearing, and fully settled by May 25, 2010.

b)	At March 31, 2010 and December 31, 2009, amount due to directors consisted of:

	March 31, 2010	December 31, 2009
	Unaudited
Amount due to Mr. Yue Lou	$24,434	$24,430

7.	INVENTORIES

At March 31, 2010 and December 31, 2009, inventories consisted of:

	March 31, 2010	December 31, 2009
	Unaudited
System integration hardware	$501,102	$307,182

	$501,102	$307,182

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8.	PROPERTY AND EQUIPMENT, NET

Property and equipment of the Group mainly consists of furniture and office equipment and electronic equipment located in the PRC.

Property and equipment as of March 31, 2010 and December 31, 2009 are summarized as follows:

	March 31, 2010	December 31, 2009
	Unaudited
Motor vehicles	$49,700	$
Furniture and office equipment	121,263		47,637
Electronic equipment	110,913		63,868
	281,876		111,505
Less: Accumulated depreciation	77,681		71,688
	$204,195		$39,817

Depreciation expense for the three months ended March 31, 2010 and 2009 were USD5,974 and USD5,865, respectively.

9.	LONG-TERM PREPAYMENT

	March 31, 2010	December 31, 2009
	Unaudited
Long-term prepayment	$587,802	$-

Long-term prepayment represented prepayment to an advertising company for advertisement within year 2010 and 2011.

10.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The breakdowns of accrued expenses and other current liabilities as of March 31, 2010 and December 31, 2009 are as follows:
	March 31, 2010	December 31, 2009
	Unaudited
Accrued payroll	$118,380	$56,719
Advance from customers	106,786	48,265
Loans from third parties	73,141	146,259
Prepayment to staff	49,210	93,772
Accrued expenses	61,513	166,016
Others	59,325	92,235

	$468,355	$603,266

Loans from third parties are short-term and non-interest bearing.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11.	CONTINGENTLY CONVERTIBLE NOTES

	March 31, 2010	December 31, 2009
	Unaudited
Bridgeway Asset Management Limited	$-	$1,000,000
Bay Peak LLC	-	2,000,000
Mengyuan Song	-	2,000,000

	$-	$5,000,000

Among the $5,000,000 contingently convertible notes, $1,000,000 was repaid in cash to Bridgeway in March 2010, $1,000,000 was repaid in cash to Bay Peak LLC in Feb 2010, and another $1,000,000 was converted to 500,000 shares at $2.00 per share as a result of the share exchange. And the convertible notes of $2,000,000 issued to Mengyuan Song were converted to 1,000,000 shares at $2.00 per share as a result of the private placement.

12.	TAXES PAYABLE

	March 31, 2010	December 31, 2009
	Unaudited
Value Added Tax Payable	$306,512	$314,326
Income Tax Payable	1,247,737	1,247,273
Others	107,136	-

	$1,661,385	$1,561,599

13.	INCOME TAXES

(a)	Corporation Income Tax ("CIT")

(i) the Company and Trunkbow Hong Kong

Under the current laws of the BVI and Hong Kong, the Company and Trunkbow Hong Kong are not subject to income taxes.  Additionally, upon payments of dividends by the Company to its shareholders, no BVI or Hong Kong withholding tax will be imposed.

(ii) PRC subsidiaries and VIE

The subsidiaries and VIE incorporated in the PRC are generally subject to a corporate income tax rate of 25% commencing January 1, 2008 except for those subsidiaries and VIE that enjoy tax holidays or preferential tax treatment, as discussed below.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Trunkbow Shandong (“WFOE”)

Trunkbow Shandong, being incorporated in the PRC, is governed by the income tax law of the PRC and is subject to PRC enterprise income tax. The statutory income tax rate commencing January 1, 2008 was 25%.

On October 16, 2009, Trunkbow Shandong was certified as a software enterprise by Shandong Economic and Information Technology Committee. Pursuant to the PRC tax laws, newly established and certified software enterprises are entitled to tax preferential policies of full exemption from income tax for the first two years and a 50% reduction for the next three years, commencing from the first profit-making year after offsetting all tax losses carried forward from the previous five years The first profit making year for Trunkbow Shandong was 2009. On January 7, 2010, Trunkbow Shandong obtained the official approval from the tax bureau of Shandong Province Jinan City High-tech Industry Development Zone on the preferential tax exemption.

Pursuant to the aforementioned taxation laws, Trunkbow Shandong was exempt from income tax for the years ended December 31, 2009 and 2010, and thereafter, a half tax rate of 12.5% will be enacted for the years ended December 31, 2011, 2012 and 2013.

Trunkbow Shenzhen (“WFOE”)

Trunkbow Shenzhen, being incorporated in Shenzhen, a special economic zone in the PRC, is entitled to preferential income tax rate of 15% in 2007. According to the pronouncement of tax bureau, for companies established after March 16, 2007, the income tax rate will be immediately raised to the unified tax rate of 25% started from January 1, 2008. As Trunkbow Shenzhen was established on June 7, 2007, the income tax rate from year 2008 on will be 25%.

Trunkbow Technologies

Trunkbow Technologies was registered in Shenzhen, a special economic zone in the PRC, which is entitled to preferential income tax rates of 18% and 15% in 2008 and 2007 respectively.  According to the pronouncement of tax bureau, for companies established before March 16, 2007, the income rate will gradually increase to 25% within 4 years, 20% in 2009, 22% in 2010, 24% in 2011 and 25% from 2012.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following is a reconciliation of tax computed by applying the statutory income tax rate to PRC operations to income tax expenses for the three months ended March 31, 2010 and 2009 respectively:

	Three Months Ended
	2010	2009
	Unaudited	Unaudited
PRC statutory tax rate	25%	25%
Accounting income before tax	$2,665,851	$(385,836)
Computed expected income tax expense	666,463	-
Loss from subsidiaries	62,558	385,836
Tax exemption	(729,021)

Income tax expenses	$-	$-

14.	COMMON STOCK

In a reverse acquisition the historical stockholders’ equity of the accounting acquirer prior to the merger is retroactively reclassified (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the registrant’s and the accounting acquirer’s stock by an offset in paid in capital.

Common stock
Pursuant to the terms of Share Exchange Agreement, Trunkbow shareholders transferred to the Company all of the Trunkbow shares in exchange for the issuance of 19,562,888 shares of the Company’s common stock. Accordingly, the Company reclassified its common stock and additional paid-in-capital accounts for the year ended December 31, 2009.

The Company authorized 10,000,000 shares of preferred stock, with a par value of $.001 per share, but no preferred shares were issued and outstanding as of March 31, 2010.

Pursuant to the Purchase Agreement concurrent with the Share Exchange Agreement, an aggregate of 8,447,575 shares and 1,689,515 warrants were sold for aggregate gross proceeds equal to $16,895,150. Certain holders of outstanding warrants of the Company issued to creditors and claimants of visitalk.com, Inc. in accordance with such company’s Chapter 11 reorganization plan exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of Common Stock.

Net proceeds were approximately US$20,073,720, net of issuance costs of approximately US$2,370,431, including 1) placement agent fees of $1,568,091 to Merriman Curhan Ford & Co.;2)legal and professional fees of $555,510; 3)other fees directly related to the financing of $246,830.

Warrants
We have warrants issued to purchase 2,805,519 shares of common stock at an exercise price of $2.00. The warrants have a five year term. The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

The estimated fair values of the warrants issued to investors were determined at February 10, 2010 using Binominal Option Pricing Model. The fair values of the warrants are summarized as follows:

Fair value of warrant per share (US$) at date of issuance: $1.18
Key assumptions adopted in Binomial Option Pricing Model for the estimation of the fair value of the warrants outstanding were summarized as follows:
Expected volatility	73%
Expected dividends yield	0%
Time to maturity	5 years
Risk-free interest rate per annum	2.218%
Fair value of underlying common shares (per share)	$1.95

Escrow shares
In connection with the Share Exchange Agreement, Chief Honor Investments Limited and Capital Melody Limited (collectively referred to as “Controlling Stockholders”) entered into an Investor Side Letter Agreement with certain investors (“Investors”). Pursuant to the side letter, a) the Controlling Stockholders agree to deliver to the Investors, as a group, an aggregate of 337,500 shares of Common Stock of the Company, if the Company fails to achieve at least $8,000,000 in consolidated net income in accordance with the U.S. generally accepted accounting principles as set forth in the final audit for Trunkbow’s consolidated group for the fiscal year ending December 31, 2009; b) If the Company’s consolidated net income per share for the year ended December 31, 2010 (the “Actual 2010 EPS”) is not at least $0.37 on a fully diluted basis then the Controlling Stockholders shall deliver additional shares, on a pro rata basis to each Investor, with the maximum aggregate number of 8,437,500 shares; c)if the Company fails to cause its Common Stock to be listed on the Nasdaq Stock market, the NYSE Amex or the New York Stock Exchange within twelve months of the effective date of the Form 10 registration statement, each of the Controlling Shareholders agrees that they shall immediately issue and deliver to the Investors, as a group, an aggregate of 675,000 shares of Common Stock of the Company, to be divided among each Investor on a pro rata basis as partial liquidated damages and not as a penalty.

The Company achieved the 2009 Performance Threshold.

The purpose of the Investor Side Letter Agreement was an inducement made to facilitate the respective offerings, and not part of a compensatory arrangement to management. The escrow shares will not be released or cancelled due to the discontinued employment of any management of the Company.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

15.	REVENUES AND COST OF REVENUES

For the three months ended March 31, 2010 and 2009, revenues and cost of revenues consisted of:

	Three Months Ended March 31,
	2010	2009
	Unaudited	Unaudited
Gross Revenues
System integration	$-	$-
Software sales	3,831,781	-
Maintenance service	199,971	210,937
	4,031,752	210,937
Less:
Business tax and surcharges	128,937	10,956
	3,902,815	199,981

Cost of Revenues
Equipment costs	-	22,724
Labor Costs	179,548	37,475
	179,548	60,199

Gross margin	$3,723,267	$139,782

16.	SEGMENT INFORMATION

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Group's chief operating decision maker is the Chief Executive Officer, who reviews consolidated results of operations prepared in accordance with U.S. GAAP when making decisions about allocating resources and assessing performance of the Group; hence, the Group has only one operating segment.

The Group operates in the PRC and all of the Group's long-lived assets are located in the PRC. As of March 31, 2010, the Company provides two products and services: MVAS Technology Platforms and Mobile Payment Solutions. MVAS Technology Platforms enable the operators to offer mobile value added services to end-users through our major products including Caller Color Ring Back Tone, Number Change Notification and Color Numbering. Mobile Payment Solutions allows RF-SIM (radio frequency SIM) enabled mobile phones worldwide to be utilized as payment tools and authentication devices, and also enables the end-user to consolidate a variety of functions and services into one phone.

The gross revenues and cost of revenues consist of the following products and services:

	Three Months Ended March 31,
	2010	2009
	Unaudited	Unaudited

MVAS Technology Platforms
Gross Revenues	3,970,313	210,937
Business tax and surcharges	125,865	10,956
Cost of Revenues	170,213	60,199
	3,674,235	139,782
Mobile Payment Solutions
Gross Revenues	61,439	-
Business tax and surcharges	3,072	-
Cost of Revenues	9,335	-
	49,032	-

17.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$55,524 and US$53,906 for the three months ended March 31, 2010 and 2009, respectively.

18.	COMMITMENTS AND CONTINGENCIES

1)	Leasing Arrangements

The Group has entered into commercial leases for offices. Future minimum rental payments under this operating lease are as follows:

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Office Rental

Nine months ending December 31, 2010	203,067
Year ending December 31, 2011	203,732
Year ending December 31, 2012	170,004
Year ending December 31, 2013	27,105
Year ending December 31, 2014	1,989
Total	$605,897

2)	Purchase commitment

On February 1, 2010, the Company entered into a Master Engagement Agreement with VeriFone, Inc. (“VeriFone”).  Pursuant to the terms of the agreement, the Company has submitted a binding, non-cancellable purchase order to VeriFone covering an initial order of $5 million of VeriFone’s point of sale systems for deployment in China as part of its rollout.  VeriFone beneficially owns 2,500,000 shares of our common stock and warrants to purchase up to 500,000 shares of our common stock.

19.	EARNINGS PER SHARE

	Three months ended March 31,
	2010	2009
	Unaudited
Numerator:
Net Net income(loss)	2,642,814	(385,836)

Denominator:
Weighted average number of common shares outstanding
Basic and diluted	32,472,075	19,562,888

Earnings (loss) per share
Basic and diluted	$0.08 $	(0.02)

All share and per share data have been retroactively adjusted to reflect the recapitalization of the Company after the share exchange agreement.

20.	SUBSEQUENT EVENTS

No significant subsequent events have occurred up to May 25, 2010.